Exhibit 2.1
Execution Copy
PURCHASE AND SALE AGREEMENT
BETWEEN
TERRACE PETROLEUM CORPORATION, ET AL.
AS SELLER
AND
COG OPERATING LLC
AS BUYER
NOVEMBER 20, 2009

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EXHIBITS
Exhibit A – Subject Interests
Exhibit B – Wells, Interests and Allocated Values
Exhibit C – Contracts
Exhibit D – Escrow Agreement
Exhibit E – Assignment and Bill of Sale
SCHEDULES

Schedule 5.07	Environmental
Schedule 5.08	Violations and Defaults
Schedule 5.09	Litigation
Schedule 5.10	Leases
Schedule 5.12	Oil and Gas Operations
Schedule 5.13	Hydrocarbon Sales Agreements
Schedule 5.14	Offsite Disposal
Schedule 5.15	Affiliate Transactions
Schedule 5.16	Gas Imbalances
Schedule 5.17	Preferential Rights and Contracts
Schedule 5.18	Unplugged Wells
Schedule 5.20	Operations
Schedule 5.22	Area of Mutual Interest and Other Agreements
Schedule 5.24	Expenses
Schedule 5.25	Bonds and Letters of Credit
Schedule 5.26	Suspense Accounts

Execution Copy
PURCHASE AND SALE AGREEMENT
          This Purchase and Sale Agreement (this “Agreement”) is made and entered into this 20th day of November, 2009, by and between TERRACE PETROLEUM CORPORATION, a Texas corporation, acting in its individual capacity as a Seller of the Assets and in its capacity as attorney-in-fact (“Agent”), on behalf of the other parties listed as Sellers on the signature pages hereto (Agent and such Sellers individually and collectively the “Seller”), and COG OPERATING LLC, a Delaware limited liability company (“Buyer”). Buyer and Seller are collectively referred to herein as the “Parties”, and are sometimes referred to individually as a “Party.”
W I T N E S S E T H:
          WHEREAS, Seller is willing to sell to Buyer, and Buyer is willing to purchase from Seller, the Assets (as hereinafter defined), all upon the terms and conditions hereinafter set forth;
          NOW, THEREFORE, in consideration of the mutual benefits derived and to be derived from this Agreement by each Party, Seller and Buyer hereby agree as follows:
ARTICLE I
Assets
          Section 1.01 Agreement to Sell and Purchase. Subject to and in accordance with the terms and conditions of this Agreement, Buyer agrees to purchase the Assets from Seller, and Seller agrees to sell the Assets to Buyer as of the Effective Time.
          Section 1.02 Assets. The term “Assets” shall mean, except for the Excluded Assets (defined below), all of Seller’s right, title and interest, whether legal or equitable, in and to the following:
          (a) the oil, gas and/or mineral leases described or referred to in Exhibit A attached hereto, together with all amendments, supplements, renewals, extensions or ratifications thereof (the “Leases”), all surface rights and estates, and all oil, gas and/or mineral leasehold interests in and to the lands described in Exhibit A attached hereto or the lands covered by the Leases (the “Lands”) and all Leases and Lands related to the Wells (defined below) (collectively, the “Subject Interests,” or singularly, a “Subject Interest”);
          (b) all reversionary, back-in, net profits, carried, convertible, non-consent, operating rights and other interests in, incident to or appurtenant to the Subject Interests or Wells;
          (c) (i) all rights to use and occupy the surface of and the subsurface depths under the Subject Interests, insofar only as such rights pertain to the Subject Interests; (ii) all rights in any pooled, communitized or unitized acreage by virtue of any Subject Interest being a part thereof, including all Hydrocarbons produced after the Effective Time attributable to the Subject Interests or any such pool or unit allocated to any such Subject Interest;

          (d) all wells located on the Lands or on lands with which the Subject Interests may have been pooled, communitized or unitized (whether producing, shut in or abandoned, and whether for production, injection or disposal), including, without limitation, the wells described in Exhibit B attached hereto (such wells, together with the behind pipe, proved developed nonproducing, proved undeveloped and unproved wells or well locations identified on Exhibit B being collectively called the “Wells”);
          (e) all easements, rights-of-way, surface leases, surface use agreements, surface fee or other surface or subsurface interests and estates related to or used or useful in connection with the Subject Interests, but insofar only as they pertain to the Subject Interests or the Wells (the “Easements”), including, without limitation, the Easements described or referred to in Exhibit A attached hereto;
          (f) all permits, licenses, franchises, registrations, certificates, exemptions, consents, approvals and other similar rights and privileges related to or used or useful in connection with the ownership or operation of the Subject Interests, the Wells or the Easements, but insofar only as they pertain to the Subject Interests or the Wells (the “Permits”);
          (g) all personal property, equipment, fixtures, inventory and improvements located on or used or useful in connection with the Subject Interests, the Wells or the Easements or with the production, treatment, gathering, transportation, compression, sale, or disposal of oil, gas or other hydrocarbons (collectively, “Hydrocarbons”), byproducts or waste produced therefrom or attributable thereto, including, without limitation, wellhead equipment, pumps, pumping units, Hydrocarbon measurement facilities, flowlines, gathering systems, piping, pipelines, compressors, tanks, buildings, treatment facilities, injection facilities, disposal facilities, compression facilities, and other materials, supplies, equipment, facilities and machinery, but only insofar as any of the foregoing pertain to the Subject Interests, the Easements or the Wells (collectively, the “Personal Property”);
          (h) all contracts, agreements and other written agreements described in Exhibit C attached hereto, and all other contracts and agreements, including, without limitation, all production sales contracts, farmout agreements, operating agreements, service agreements, equipment leases, division orders, unit agreements, gas gathering and transportation agreements, water disposal agreements and other similar agreements, but only to the extent the same relate to the Subject Interests, the Wells, the Easements, the Permits, the Personal Property or the G&G Data (defined below) (collectively, the “Contracts”);
          (i) originals of all books, records, files, muniments of title, reports and similar documents and materials that relate to the foregoing interests and that are in the possession or control of, or maintained by, Seller, including, without limitation, all contract files, title files, title records, title opinions, abstracts, property ownership reports, well files, well logs, well tests, maps, engineering data and reports, health, environmental and safety information and records, regulatory records, accounting and financial records, production records, tax records and operational records, provided that (i) if Seller does not possess originals of the foregoing, Seller shall provide copies of any of the foregoing, or (ii) if any of the foregoing pertain to properties not comprising the Subject Interests or the Wells, Seller may provide copies of any of the foregoing (the “Records”);
          (j) all claims, rights and causes of action including, without limitation, causes of action for breach of warranty, against third parties, asserted and unasserted, known and unknown, but only to the extent such claims, rights and causes of action affect the value of any of the foregoing interests after the Effective Time, and where necessary to give effect to the assignment of such rights, claims and causes of action, the Seller grants to the Buyer the right to be subrogated to such rights, claims and causes of action;
          (k) all geological, geophysical and seismic data (including, without limitation, raw data and interpretive data whether in written or electronic form), insofar only as it pertains to the Subject Interests, other than such data which cannot be transferred without the consent of or payment to any third party (the “G&G Data”); and
          (l) all rights and benefits arising from or in connection with any wellhead gas imbalances or pipeline imbalances attributable to Hydrocarbons produced from the Wells as of the Effective Time.
SAVE AND EXCEPT, there is excepted and excluded from the Assets, all of Seller’s right, title and interest in and to the following (the “Excluded Assets”):
          (a) all fee or term mineral interests, royalty interests, overriding royalty interests and other similar non-cost-bearing interests;
          (b) (i) all trade credits, accounts receivable, notes receivable and other receivables attributable to Seller’s interest in the Assets with respect to any period of time prior to the Effective Time; (ii) all deposits, cash, checks in process of collection, cash equivalents and funds attributable to Seller’s interest in the Assets with respect to any period of time prior to the Effective Time; and (iii) all proceeds, benefits, income or revenues accruing (and any security or other deposits made) with respect to the Assets prior to the Effective Time, all of the preceding regardless of when actually paid or received; except, in each such case, to the extent related to the Assumed Obligations;
          (c) all corporate, financial, and tax records of Seller; however, Buyer shall be entitled to receive copies of any tax or financial records which directly relate to the Assets, or which are necessary for Buyer’s ownership, administration, or operation of the Assets;
          (d) all claims and causes of action of Seller arising from acts, omissions or events, or damage to or destruction of the Assets, occurring prior to the Effective Time except to the extent directly related to the Assumed Obligations;
          (e) all rights, titles, claims and interests of Seller relating to the Assets prior to the Effective Time (i) under any policy or agreement of insurance or indemnity; (ii) under any bond; or (iii) to any insurance or condemnation proceeds or awards;

          (f) all Hydrocarbons produced from or attributable to the Assets with respect to all periods prior to the Effective Time, together with all proceeds from or of such Hydrocarbons;
          (g) all claims of Seller for refund of or loss carry forwards with respect to production, windfall profit, severance, ad valorem or any other taxes attributable to any period prior to the Effective Time, or income or franchise taxes;
          (h) all amounts due or payable to Seller as adjustments or refunds under any contracts or agreements (including take-or-pay claims) affecting the Assets, respecting periods prior to the Effective Time;
          (i) all amounts due or payable to Seller as adjustments to insurance premiums related to the Assets with respect to any period prior to the Effective Time;
          (j) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, marks and logos;
          (k) all of Seller’s leased or owned automobiles and trucks; and
          (l) the Flatland Saltwater Disposal Well located in Section 46, Block 41, T-5-S, T&P RR Co. Survey, Upton County, Texas, owned by Flatland Disposal, LP.
ARTICLE II
Purchase Price
          Section 2.01 Purchase Price. The total consideration for the purchase, sale and conveyance of the Assets to Buyer is $225,000,000.00, payable as follows: (i) Buyer’s payment to Seller at Closing (defined below) of an amount equal to $225,000,000.00, less the Escrow Amount (defined below), and (ii) Buyer’s deposit with the Escrow Agent (defined below) under the Escrow Agreement (defined below) an amount equal to (A) $22,500,000.00, plus (B) the Defect Value (defined below) for all Title Defects and Identified Claims asserted by Buyer pursuant to Article IV hereof which Seller elects to cure after Closing and prior to the end of the Cure Period (defined below) (the “Escrow Amount”), all as provided in Section 2.03 of this Agreement (for each of clauses (i) and (ii), as adjusted in accordance with the provisions of this Agreement, and clauses (i) and (ii) together (the “Purchase Price”). The adjusted Purchase Price shall be paid to Seller (or its designee) at the Closing by means of a completed federal funds transfer to an account designated in writing by Seller.
          Section 2.02 Performance Guarantee Deposit.
     (a) Not later than 3:00 p.m. Central Daylight Time on the next Business Day (defined below) following the execution of this Agreement by Buyer and Seller, Buyer shall deposit with Wells Fargo Bank, National Association (the “Escrow Agent”), in an interest-bearing escrow account, pursuant to the terms of an Escrow Agreement substantially in the form attached hereto as Exhibit D (the “Escrow Agreement”) a performance guarantee deposit in the amount of $5,000,000.00 (together with all accrued interest thereon, the

“Deposit”). Seller and Buyer shall each be responsible for one-half of all fees and expenses associated with the Escrow Agreement.
     (b) If all conditions precedent to the obligations of Buyer set forth in Article IX have been met and the transactions contemplated by this Agreement are not consummated on or before the Closing Date because of the failure of Buyer to perform any of its material obligations hereunder or the material breach of any representation herein by Buyer, then in such event and notwithstanding anything contained in this Agreement to the contrary, Seller shall have the right to terminate this Agreement and receive the Deposit as liquidated damages, in lieu of all other damages, which remedy shall be the sole and exclusive remedy available to Seller for Buyer’s failure to perform any of its material obligations hereunder or Buyer’s material breach of any representation herein. Buyer and Seller acknowledge and agree that (i) Seller’s actual damages upon such a termination would be difficult to ascertain with any certainty, (ii) that the Deposit is a reasonable estimate of such actual damages, and (iii) such liquidated damages do not constitute a penalty.
     (c) If all conditions precedent to the obligations of Seller set forth in Article VIII have been met and the transactions contemplated by this Agreement are not consummated on or before the Closing Date because of the failure of Seller to perform any of its material obligations hereunder or the material breach of any representation herein by Seller, then in such event, Buyer shall have the option, in its sole discretion, (i) to consummate the transactions contemplated by this Agreement through enforcement of specific performance, or (ii) Buyer may terminate this Agreement and have the Deposit returned to it as Buyer’s sole remedy.
     (d) If this Agreement is terminated by the mutual written agreement of Buyer and Seller, or if the Closing does not occur on or before the Closing Date, for any reason other than as set forth in Section 2.02(b) or 2.02(c), then Seller shall cause the Deposit to be returned to Buyer within three (3) Business Days. Buyer and Seller shall thereupon have no further rights or obligations under this Agreement, other than Buyer’s obligations under Section 4.08. As used herein, the term “Business Day” shall mean any day on which national banks are open for business in Midland, Texas.
     (e) If the transactions contemplated by this Agreement are consummated, the Parties shall cause the Deposit to be paid to Seller and credited against the Purchase Price payable by Buyer at Closing.
     Section 2.03 Closing Escrow Account. At the Closing, the Escrow Amount shall be deposited with Escrow Agent in an interest-bearing escrow account (the “Closing Escrow Account”) as follows: (A) $11,250,000.00 shall be held as a source of recourse for (i) Seller’s indemnity obligations set forth in Section 12.04 of this Agreement, (ii) Seller’s payment obligations with respect to the Final Statement and adjustment of the Purchase Price pursuant to Section 10.04 of this Agreement, and (iii) Seller’s obligations under the special warranty of title set forth in the Assignment (defined below); (B) $11,250,000.00 shall be held as a source of recourse for Buyer in the event that Seller fails to acquire new oil and gas leases covering the

Lands such that Seller cannot assign to Buyer the Working Interests and Net Revenue Interests set forth in Exhibit B (the “New Leases”); and (C) the remaining Escrow Amount shall be held as a source of recourse for Buyer for Title Defects or Identified Claims asserted by Buyer pursuant to Article IV hereof which Seller elects to cure after Closing, as provided in Section 4.04 of this Agreement. The terms and conditions for the release or forfeiture of the Escrow Amount are set forth in the Escrow Agreement; provided that within five (5) Business Days following the six (6) month anniversary of the Closing Date, the Escrow Agent shall be instructed by Seller and Buyer to deliver to Seller any amounts remaining in the Closing Escrow Account, less any amounts that are the subject of a claim notice delivered to the Escrow Agent by Buyer prior to 6:00 p.m. local time in Midland, Texas, on the six (6) month anniversary of the Closing Date which have not been resolved (“the Disputed Amounts”). The resolution of a dispute as to any Disputed Amounts shall be evidenced by a written instrument signed by Seller and Buyer and delivered to the Escrow Agent. Within five (5) Business Days after the resolution of a dispute as to any Disputed Amounts pursuant to the terms of the Escrow Agreement, the Escrow Agent shall release (A) to Buyer the amount, if any, payable to Buyer in connection with such resolved Disputed Amounts and (B) to Seller the remaining balance of the Escrow Amount, less any remaining Disputed Amounts. The fees and expenses of the Escrow Agent shall be borne one-half by Seller and one-half by Buyer.
          Section 2.04 Allocated Values. The Purchase Price is allocated among the Assets by Buyer as set forth in Exhibit B attached hereto (the “Allocated Values”). Seller and Buyer agree that the Allocated Values shall be used to compute any adjustments to the Purchase Price pursuant to the provisions of Article IV of this Agreement.
ARTICLE III
Effective Time
          Section 3.01 Ownership of Assets. If the transactions contemplated hereby are consummated in accordance with the terms and provisions hereof, the ownership of the Assets shall be transferred from Seller to Buyer on the Closing Date, but effective for all purposes as of 7:00 a.m. local time on January 1, 2010 (the “Effective Time”).
ARTICLE IV
Title and Environmental Matters
and Identified Claims
          Section 4.01 Examination Period. Following the execution date of this Agreement until 6:00 p.m., local time in Midland, Texas on December 14, 2009, at 6:00 p.m. (the “Examination Period”), Seller shall make available for inspection and copying and shall permit Buyer and/or its representatives to examine and copy, at all reasonable times (including, without limitation, on weekends, holidays and before and after normal business hours if requested by Buyer) in Seller’s offices, the Leases, the Easements, the Contracts, the Permits, the Records, the G&G Data and all abstracts of title, title opinions, title files, ownership maps, lease files, Contracts files, assignments, division orders, operating and accounting records, agreements and other materials pertaining to the Assets, insofar as same (i) pertain to the Assets and (ii) may now be in existence and in the possession or control of Seller, subject to such restrictions on disclosure as may exist under confidentiality agreements or other agreements binding on Seller or such data (provided that Seller shall use commercially reasonable efforts to obtain consent for disclosure and copying).
          Section 4.02 Title Defects and Identified Claims. The term “Title Defect,” as used in this Agreement, shall mean, subject to Section 4.03, any encumbrance, encroachment, irregularity, defect in or objection to Seller’s ownership of any Asset (expressly excluding Permitted Encumbrances, as hereinafter defined) that causes Seller, or Buyer from and after the Effective Time, not to have Good and Defensible Title (as hereinafter defined) to such Asset. The term “Identified Claim,” as used in this Agreement, shall mean claims, demands, losses, penalties, liabilities, circumstances, conditions, requirements (including any requirement to deliver operations of an Asset to another party) or obligations which could be reasonably expected to materially burden, impair or diminish the ownership, development, operation or value of an Asset after the Effective Time; provided, however, Identified Claims shall not include (a) Permitted Encumbrances, (b) the costs of plugging and abandoning of wellbores, (c) Title Defects or (d) Environmental Defects (as defined below). For purposes of this Agreement, the term “Good and Defensible Title” means, with respect to a given Asset, such ownership by Seller in such Asset that, subject to and except for the Permitted Encumbrances:
          (a) with respect to each Well or Well location set forth in Exhibit B attached hereto, entitles Seller (and Buyer, from and after the Effective Time) to receive not less than the percentage or decimal interest set forth in Exhibit B as Seller’s “Net Revenue Interest” of all Hydrocarbons produced, saved and marketed from such Well or Well location as to the currently producing interval in each producing Well and as to the interval or zone identified in Exhibit B with respect to each non-producing Well or Well location, all without reduction, suspension or termination of such interest throughout the productive life of such Well or Well location, except as specifically set forth in Exhibit B;
          (b) with respect to each Well or Well location set forth in Exhibit B attached hereto, obligates Seller (and Buyer, from and after the Effective Time) to bear not greater than the percentage or decimal interest set forth in Exhibit B as Seller’s “Working Interest” of the costs and expenses relating to the maintenance, development, drilling, equipping, testing, completing, sidetracking, working and operation of such Well or Well location as to the currently producing interval in each producing Well and as to the interval or zone identified in Exhibit B with respect to each non-producing Well or Well location, all without increase throughout the productive life of such Well or Well location, except as specifically set forth in Exhibit B and except to the extent any such increase is accompanied by a proportionate increase in the applicable Net Revenue Interest;
          (c) with respect to the Subject Interests and Easements, is owned or deducible of record (either from the appropriate records of the applicable county, parish, country and/or, in the case of Federal leases, from the appropriate records of the applicable office in the Bureau of Land Management or Minerals Management Service and/or in the case of State leases, from the appropriate records of the applicable State Land Office);

          (d) with respect to each Well or Well location set forth in Exhibit B attached hereto located within the jurisdiction of any municipality, having the required Permits necessary to drill and operate any such Well or Well location; and
          (e) is free and clear of all liens, obligations, encumbrances and defects in title.
          Section 4.03 Notice of Title Defects and Identified Claims.
     (a) If Buyer discovers any Title Defect or Identified Claim affecting any Asset, Buyer shall notify Seller prior to 6:00 p.m., local time in Midland, Texas, on December 15, 2009 (the “Defects Deadline”) of such alleged Title Defect or Identified Claim. To be effective, such notice (a “Defects Notice”) must (i) be in writing, (ii) be received by Seller prior to the Defects Deadline, (iii) describe the Title Defect or Identified Claim (including any alleged variance in the subject Net Revenue Interest), (iv) to the extent known, identify the specific Asset or Assets affected by such Title Defect or Identified Claim, and (v) include a good faith estimate of the Defect Value (defined below) of such Title Defect or Identified Claim as determined by Buyer. Any matters that may otherwise constitute a Title Defect or Identified Claim, but of which Seller has not been specifically notified by Buyer in accordance with the foregoing, shall be deemed to have been waived by Buyer, except to the extent any unasserted Title Defect or Identified Claim would constitute (A) a breach of the Seller’s special warranty of title contained in the Assignment, (B) a breach of any of Seller’s representations or warranties contained in this Agreement, or (C) a Retained Obligation (defined below). Except as otherwise provided herein, upon the receipt of any Defects Notice from Buyer, Seller shall have the option, but not the obligation, to attempt to cure such Title Defect or Identified Claim to Buyer’s reasonable satisfaction at any time prior to ninety (90) days after the Closing.
          (b) The value attributable to each Title Defect or Identified Claim (the “Defect Value”) that is asserted by Buyer in a Defects Notice shall be determined based upon the criteria set forth below:
     (i) if a Title Defect is a lien upon any Asset, the Defect Value is the amount necessary to be paid to remove the lien from the affected Asset;
     (ii) if a Title Defect asserted is that the Net Revenue Interest attributable to any Well or Well location is less than that stated in Exhibit B attached hereto, then the Defect Value is the product of any Allocated Value attributed to such Asset, multiplied by a fraction, the numerator of which is the difference between the Net Revenue Interest applicable thereto set forth in Exhibit B and the actual Net Revenue Interest, and the denominator of which is the applicable Net Revenue Interest set forth in Exhibit B;
     (iii) if a Title Defect or Identified Claim represents an obligation, encumbrance, burden or charge upon the affected Asset (including any increase in Working Interest for which there is not a proportionate increase in Net Revenue Interest) for which the economic detriment to Buyer is unliquidated, the amount of the Defect Value shall be determined by taking into account the Allocated Value of the affected

Asset, the portion of the Asset affected by the Title Defect or Identified Claim, the legal effect of the Title Defect or Identified Claim, the potential economic effect of the Title Defect or Identified Claim over the life of the affected Asset, and the Defect Values placed upon the Title Defect or Identified Claim by Buyer and Seller;
     (iv) if a Title Defect or Identified Claim is not then currently in effect or does not adversely affect an Asset throughout the entire productive life of such Asset, such fact shall be taken into account in determining the Defect Value;
     (v) the Defect Value of a Title Defect or Identified Claim shall be determined without duplication of any costs or losses included in another Defect Value hereunder;
     (vi) notwithstanding anything herein to the contrary, the Defect Value of a Title Defect or an Identified Claim may not exceed the Allocated Value of the affected Asset;
     (vii) Buyer’s right to assert Title Defects and Identified Claims hereunder shall not be diminished or otherwise adversely affected by any materiality qualification contained in any of Seller’s representations and warranties in Article V hereof; and
     (viii) such other factors as are reasonably necessary to make a proper evaluation.
          Section 4.04 Remedies for Title Defects and Identified Claims.
               (a) As to Title Defects asserted by Buyer resulting from less than 100% of the parties named as Seller herein agreeing to sell their interests in the Assets to Buyer pursuant to this Agreement, at the Closing the Purchase Price shall be reduced by the Defect Value attributable to such interests. As to all other Title Defects and Identified Claims asserted by Buyer, Seller shall have the opportunity for a period of ninety (90) days from and after the Closing (the “Cure Period”) to cure such asserted Title Defects or Identified Claims. For all of the Assets for which the Title Defects or Identified Claims have been cured to the reasonable satisfaction of Buyer (including as to the New Leases the approval by Buyer of all of the terms and provisions thereof) (the “Cured Properties”) within the Cure Period, Buyer and Seller shall, not later than five (5) Business Days after the end of the Cure Period execute and deliver written instructions to the Escrow Agent instructing the Escrow Agent to promptly deliver an amount equal to the Defect Values for such Cured Properties (plus any interest earned thereon) to Seller in accordance with such instructions. If Seller fails or refuses to cure any Title Defect or Identified Claim to the reasonable satisfaction of Buyer within the Cure Period, Buyer and Seller shall, not later than five (5) Business Days after the end of the Cure Period, execute and deliver written instructions to the Escrow Agent instructing the Escrow Agent to promptly deliver the Defect Values for the affected Assets (plus any interest earned thereon) to Buyer in accordance with such instructions.
          (b) If any Title Defect is in the nature of an unobtained consent to assignment or other restriction on assignability, the provisions of Section 4.07 shall apply.

          (c) If on or before the expiration of the Cure Period the Parties have not agreed upon the validity of any asserted Title Defect or Identified Claim or have not agreed on the Defect Value attributable thereto, either Party may elect to have the validity of such Title Defect, Identified Claim and/or Defect Value determined by arbitration pursuant to Article XIV.
          Section 4.05 Special Warranty of Title. The documents to be executed and delivered by Seller to Buyer transferring title to the Assets as required hereby, including the Assignment and Bill of Sale attached hereto as Exhibit E (the “Assignment”), shall provide for a special warranty of title, subject to the Permitted Encumbrances and the terms of this Agreement. The term “Permitted Encumbrances” shall mean any of the following matters to the extent the same are valid and subsisting and affect the Assets:
          (a) the Leases and Contracts set forth in Exhibit A and Exhibit C, to the extent complete executed copies of the same (with all exhibits, schedules and attachments) are included in the Records and the same do not operate to reduce the respective Net Revenue Interests of Seller, or Buyer from and after the Effective Time, below those set forth in Exhibit B, increase the respective Working Interests of Seller, or Buyer from and after the Effective Time, above those set forth in Exhibit B without a corresponding increase in the subject Net Revenue Interests, delay or prevent timely drilling and development of the Subject Interests or receipt of proceeds of Hydrocarbon production therefrom, or materially interfere with, diminish or detract from the operation, development, ownership or value of the affected Asset;
          (b) any unfiled materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ liens or other similar liens or charges for liquidated amounts arising in the ordinary course of business where payment of such amounts is not delinquent, and (i) that Seller has agreed to retain or pay pursuant to the terms hereof, or (ii) for which Seller is responsible for paying or releasing at the Closing;
          (c) any current period liens for taxes and assessments affecting the Assets that are not yet due or delinquent, to the extent Seller has agreed to pay the same pursuant to the terms hereof or which are to be prorated pursuant to the terms hereof;
          (d) to the extent that same do not and will not at any time materially interfere with the ownership, operation, development or value of the Assets, any (i) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, lodging, canals, ditches, reservoirs or the like, and (ii) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way on, over or in respect of property owned or leased by Seller or over which Seller owns rights-of-way, easements, permits or licenses;
          (e) all lessors’ royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of production created or in existence as of the Effective Time, whether recorded or unrecorded, provided that such matters do not operate to reduce the respective Net Revenue Interests of Seller, or Buyer from and after the Effective Time, below those set forth in Exhibit B or increase the respective Working Interests of Seller, or Buyer from and after the Effective Time, above those set forth in Exhibit B without a corresponding increase in the subject Net Revenue Interests;
          (f) preferential rights to purchase or similar agreements with respect to which (i) written waivers or consents are obtained from the appropriate parties for the transactions contemplated hereby, or (ii) required written notices have been given for the transactions contemplated hereby to the holders of such rights and the appropriate period for asserting such rights has expired without an exercise of such rights;
          (g) required third party consents to assignments or similar agreements with respect to which written waivers or consents are obtained from the appropriate parties for the transactions contemplated hereby;
          (h) all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities (defined below) in connection with the sale or conveyance of oil and gas leases or interests therein that are customarily obtained subsequent to such sale or conveyance;
          (i) rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets and the applicable laws, rules, and regulations of such Governmental Authorities;
          (j) Title Defects and Identified Claims which Buyer has waived or is deemed to have waived pursuant to the terms of this Agreement; and
          (k) liens and encumbrances which are released at Closing pursuant to Section 10.07 hereof.
          Section 4.06 Preferential Rights To Purchase. Seller shall use all reasonable efforts to comply with all preferential right to purchase provisions encumbering any Asset prior to the Closing. Prior to the Closing, Seller shall notify Buyer of the existence of any preferential purchase rights and if any preferential purchase rights are exercised or if the requisite period has elapsed without said rights having been exercised. If a third party who has been offered an interest in any Asset pursuant to a preferential right to purchase elects prior to the Closing to purchase such Asset pursuant to the aforesaid offer, the interest so affected will be eliminated from the Assets and the Purchase Price shall be reduced by the Allocated Value of such Asset. Otherwise, the interest offered as aforesaid shall be conveyed to Buyer at the Closing subject to any preferential right to purchase of any third party for which notice has been given but the time period for response by the holder of such preferential right extends beyond the Closing and Buyer shall assume all duties, obligations and liabilities arising from such preferential right to purchase. Without limiting the foregoing, if any such third party timely and properly elects to purchase an interest in any Asset subject to a preferential right to purchase after the Closing Date, Buyer shall be obligated to convey said interest to such third party and shall be entitled to the consideration for the sale of such interest.

          Section 4.07 Consents to Assignment. Seller shall use all reasonable efforts to obtain all necessary consents from third parties to assign the Assets to Buyer prior to Closing (other than governmental approvals that are customarily obtained after Closing). To the extent such consents are not obtained prior to Closing, then such failure shall constitute a Title Defect as to that portion of the Assets affected thereby. Notwithstanding anything contained herein to the contrary Buyer, at its sole option, shall have the right to exclude any Asset which is subject to a consent to assignment that has not been obtained prior to Closing. If Buyer elects to exclude such Asset then the Purchase Price shall be reduced at Closing by an amount equal to the Allocated Value of the Asset excluded. If Buyer elects to acquire such Asset at Closing even though a consent to assignment has not been obtained, Buyer assumes all obligations in connection with such failure to obtain such consent, and such obligations shall be Assumed Obligations (as defined below) hereunder.
          Section 4.08 Environmental Review.
          (a) Buyer shall have the right to conduct or cause its environmental consultant (“Buyer’s Environmental Consultant”) to conduct an environmental review of the Assets prior to the expiration of the Defects Deadline (“Buyer’s Environmental Review”). The cost and expense of Buyer’s Environmental Review, if any, shall be borne solely by Buyer. Buyer shall (and shall cause Buyer’s Environmental Consultants to): (i) consult with Seller before conducting any work comprising Buyer’s Environmental Review, (ii) perform all such work in a safe and workmanlike manner and so as to not unreasonably interfere with Seller’s operations, and (iii) comply with all applicable laws, rules, and regulations. Seller will assist Buyer in obtaining any third party consents that are required in order to perform any work comprising Buyer’s Environmental Review. Seller shall have the right to have a representative or representatives accompany Buyer and Buyer’s Environmental Consultant at all times during Buyer’s Environmental Review, and Buyer shall give Seller notice not less than 24 hours before any visits by Buyer or Buyer’s Environmental Consultant to the Assets. With respect to any samples taken in connection with Buyer’s Environmental Review, Buyer shall take split samples, providing one of each such sample, properly labeled and identified, to Seller. BUYER HEREBY AGREES TO RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS SELLER, ITS AFFILIATES, AND THEIR RESPECTIVE PARTNERS, SHAREHOLDERS, OWNERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND REPRESENTATIVES, FROM AND AGAINST ALL CLAIMS, LOSSES, DAMAGES, COSTS, EXPENSES, CAUSES OF ACTION AND JUDGMENTS OF ANY KIND OR CHARACTER (INCLUDING THOSE RESULTING FROM SELLER’S JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY BUT EXPRESSLY NOT INCLUDING THOSE RESULTING FROM SELLER’S SOLE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) ARISING OUT OF OR RELATING TO BUYER’S ENVIRONMENTAL REVIEW.
          (b) Unless otherwise required by applicable law, Buyer shall (and shall cause Buyer’s Environmental Consultant to) treat confidentially any matters revealed by Buyer’s Environmental Review and any reports or data generated from such review (the “Environmental Information”), and unless required by law Buyer shall not (and shall cause Buyer’s

Environmental Consultant to not) disclose any Environmental Information to any Governmental Authority or other third party without the prior written consent of Seller. Unless otherwise required by law, Buyer may use the Environmental Information only in connection with the transactions contemplated by this Agreement. If Buyer, Buyer’s Environmental Consultant, or any third party to whom Buyer has provided any Environmental Information become legally compelled to disclose any of the Environmental Information, Buyer shall provide Seller with prompt notice sufficiently prior to any such disclosure so as to allow Seller to file any protective order, or seek any other remedy, as it deems appropriate under the circumstances.
          Section 4.09 Environmental Definitions.
          (a) Environmental Defect. For purposes of this Agreement, the term “Environmental Defect” means an Asset has been cited by Governmental Authority for a violation of an Environment Law (defined below), or Buyer has discovered a condition on or affecting an Asset which violates an Environment Law, Lease, Contract or other agreement, unless such violation has been cured to Buyer’s reasonable satisfaction or has been waived by Buyer.
          (b) Governmental Authority. For purposes of this Agreement, the term “Governmental Authority” shall mean, as to any given Asset, the United States and the state, county, parish, city and political subdivisions in which such Asset is located and that exercises jurisdiction over such Asset, and any commission, agency, department, board or other instrumentality thereof that exercises jurisdiction over such Asset.
          (c) Environmental Laws. For purposes of this Agreement, the term “Environmental Laws” shall mean all laws, statutes, ordinances, court decisions, rules and regulations of any Governmental Authority pertaining to health or the environment as may be interpreted by applicable court decisions or administrative orders, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendment and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Rivers and Harbors Act of 1899, as amended, the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Occupational Safety and Health Act, as amended, and any other federal, state and local law whose purpose is to conserve or protect human health, the environment, wildlife or natural resources.
          (d) Environmental Defect Value. For purposes of this Agreement, the term “Environmental Defect Value” shall mean, with respect to any Environmental Defect, the amount, as of the Closing Date, of the estimated costs and expenses to correct or remediate such Environmental Defect in a manner consistent with Environmental Laws and applicable Leases, Contracts and agreements.
          Section 4.10 Notice of Environmental Defects. If Buyer discovers any Environmental Defect affecting the Assets, Buyer shall notify Seller prior to the Defects Deadline of such alleged Environmental Defect. To be effective, such notice must (i) be in writing, (ii) be received by Seller prior to the Defects Deadline, (iii) describe the Environmental Defect in reasonable detail, (iv) to the extent known, identify the specific Assets affected by such Environmental Defect, (v) identify the procedures recommended to correct the Environmental Defect, and (vi) include Buyer’s estimate of the Environmental Defect Value of the Environmental Defect. Any matters that may otherwise constitute Environmental Defects, but of which Seller has not been specifically notified by Buyer in accordance with the foregoing, shall be deemed at Closing to have been waived by Buyer for all purposes and constitute an Assumed Obligation. Upon the receipt of such effective notice from Buyer, Seller shall have the option, but not the obligation, to attempt to cure any such Environmental Defect at any time prior to the Closing.
          Section 4.11 Remedies for Environmental Defects.
          (a) If any Environmental Defect described in a notice delivered in accordance with Section 4.10 is not cured to Buyer’s reasonable satisfaction on or before the Closing, then except as otherwise provided in this Section 4.11, the Purchase Price shall be reduced, subject to Section 4.12, by the Environmental Defect Value of such Environmental Defect as agreed by the Parties acting reasonably.
          (b) If Buyer and Seller have not agreed as to the validity of any asserted Environmental Defect, or if the Parties have not agreed on the Environmental Defect Value therefor, on or before the Closing Date, Buyer shall have the option of removing the affected Asset from the transaction and reducing the Purchase Price by the Allocated Value of the removed Asset.
          (c) If on or before the Closing Date the Parties have not agreed as to the validity of any asserted Environmental Defect or have not agreed on the Environmental Defect Value attributable thereto and Buyer has not elected to remove the Asset related to such Environmental Defect from the transaction pursuant to Section 4.11(b), either Party may elect to have the validity of the asserted Environmental Defect, and/or the Environmental Defect Value of such Environmental Defect, determined by arbitration pursuant to Article XIV. If the validity of any such asserted Environmental Defect or the amount of any Environmental Defect Value is not determined by the Closing and Buyer has not elected to remove the Asset related to such Environment Defect from the transaction pursuant to Section 4.11(b), the Purchase Price paid at Closing shall be reduced by Buyer’s asserted Environmental Defect Value attributable to such disputed Environmental Defect, and upon resolution of such dispute the Environmental Defect Value, if any, found to be attributable to such Environmental Defect shall, subject to Section 4.12, be promptly paid by Buyer to Seller.
          Section 4.12 Limitation of Remedies for Title Defects, Identified Claims and Environmental Defects. Notwithstanding anything to the contrary contained in Section 4.04 or 4.11, (a) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for all Title Defects, Identified Claims and Environmental Defects does not exceed $500,000 (the “Aggregate Deductible”), then no adjustment of the Purchase Price shall be made therefor, and (b) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for all Title Defects, Identified Claims and Environmental Defects does exceed the Aggregate Deductible, then the Purchase Price shall only be adjusted by the amount of such excess; provided, however, that the Aggregate Deductible shall not apply to Title Defects arising from Seller’s failure to own the Net Revenue Interests set forth on Exhibit B or Seller’s failure to obtain any third party consents to assign any of the Assets to Buyer, such that Buyer shall receive an adjustment to the Purchase Price equal to the full Defect Value attributable to any such Title Defect. If Buyer elects to remove any Asset related to an Environmental Defect from the transaction pursuant to Section 4.11(b), the Environmental Defect Value with respect to such Environmental Defect shall not be counted towards the Aggregate Deductible. Notwithstanding anything contained herein to the contrary, in the event the Defect Value of a Title Defect, Environmental Defect or Identified Claim exceeds 75% of the Allocated Value of an Asset, Seller, at its sole option, shall have the right at Closing to exclude such Asset from the sale under this Agreement and the Purchase Price shall be adjusted by the Allocated Value of such excluded Asset.
ARTICLE V
Representations and Warranties of Seller
          Seller represents and warrants to Buyer that:
          Section 5.01 Existence. Each Seller which is an entity is duly organized, validly existing and in good standing under the laws of the state of its formation. Seller has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted.
          Section 5.02 Legal Power. Seller has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with (a) any provision of Seller’s organizational documents; (b) any material agreement or instrument to which Seller is a party or by which Seller or the Assets are bound; or (c) any judgment, order, ruling or decree applicable to Seller or the Assets, or any law, rule or regulation applicable to Seller or the Assets.
          Section 5.03 Execution. The execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite action on the part of each Seller. This Agreement constitutes, and the documents to be executed and delivered by each Seller at the Closing will constitute, the legal, valid and binding obligations of each Seller enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally and general equitable principles.
          Section 5.04 Brokers. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Seller or any affiliate of Seller for which Buyer has or will have any liabilities or obligations (contingent or otherwise).

          Section 5.05 Bankruptcy. There are no bankruptcy, reorganization or liquidation proceedings pending, being contemplated by or to, the knowledge of Seller, threatened against Seller.
          Section 5.06 Taxes. Seller has paid and discharged all ad valorem, property, production, severance, excise and other taxes and assessments based on or measured by the ownership of the Assets, the production of Hydrocarbons therefrom or the receipt of proceeds therefrom as are due and payable. No taxing authority or agency, domestic or foreign, has asserted or is now asserting or, to the knowledge of Seller, threatening to assert against the Assets or Seller any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith. Seller has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any tax affecting the Assets. None of the Assets are deemed by agreement or law to be held by a partnership for federal and/or state income tax purposes.
          Section 5.07 Environmental Matters.Except as set forth in Schedule 5.07 attached hereto, (i) no environmental or physical condition of any Asset violates any Environmental Laws, Lease, Contract or other agreement in any material respect; and (ii) no condition or event has occurred with respect to any Asset that, with notice or the passage of time, or both, would constitute a violation requiring action by Seller or, after Closing, Buyer to remedy, stabilize, neutralize, clean up or otherwise alter the environmental or physical condition of any such Asset. Except as set forth in Schedule 5.07, there are no civil, criminal or administrative actions, lawsuits, demands, litigation, claims or hearings pending, or to Seller’s knowledge threatened, relating to an alleged breach of Environmental Laws on or with respect to the Assets, and Seller has not received any notice from any Governmental Authority or any other person that the operation of any Asset is in violation of any Environmental Laws or agreement or that Seller or any predecessor in title of Seller is responsible (or potentially responsible) for remedying, stabilizing, neutralizing or cleaning up any pollutants, contaminants, or hazardous or toxic waste, substances or materials at, on, or beneath any such Asset.
          Section 5.08 Violations and Defaults. Except as set forth in Schedule 5.08 attached hereto, Seller is not in violation of, or in default in any material respect under, and no event has occurred that (with notice or the lapse of time or both) could constitute a violation of or default under (i) any applicable law, rule, regulation, ordinance, order, writ, decree or judgment of any Governmental Authority related to the Assets, or (ii) any Lease, Easement, Permit or Contract.
          Section 5.09 Litigation. Except as set forth in Schedule 5.09: (i) no litigation, arbitration, investigation or other proceeding of any Governmental Authority or other party is pending or, to the knowledge of Seller, threatened against Seller affecting the Assets, nor are there any facts or circumstances existing which could reasonably be expected to give rise to any such litigation, arbitration, investigation or proceeding; and (ii) Seller is not subject to any outstanding injunction, judgment, order, decree, settlement agreement, conciliation agreement, letter of commitment, deficiency letter or ruling affecting the Assets (other than routine oil and gas field regulatory orders applicable generally to the oil and gas industry). There is no litigation, proceeding or investigation pending or, to the knowledge of Seller, threatened against or affecting Seller that questions the validity or enforceability of this Agreement or the transactions contemplated hereby.
          Section 5.10 Leases. All of the Leases are in full force and effect insofar as they cover the lands described on Exhibit A, as to such depths currently held in force by the Leases as determined by the terms of the respective Leases, and Seller is not in default with respect to any of its material obligations under any of the Leases. Except as set forth in Schedule 5.10, Seller has not received, either verbally or in writing, any notice of default or breach under any of the Leases which default or breach has not been cured or remedied to the satisfaction of the applicable lessor.
          Section 5.11 Material Contracts. Except for the Contracts listed in Exhibit C, there are no Contracts affecting the Assets with respect to which a breach by any party thereto could reasonably be expected to have or result in a material adverse effect on any of the Assets. Each Contract listed in Exhibit C is in full force and effect and constitutes a legal, valid and binding obligation of Seller and, to the knowledge of Seller, each other party thereto. Seller has not received from any other party to a Contract listed in Exhibit C any notice, whether written or oral, of termination or intention to terminate such Contract and, to the knowledge of Seller, no event has occurred which (with notice or lapse of time, or both) would constitute a default under any such Contract or give Seller or any other party to any such Contract the right to terminate or modify such Contract. To the knowledge of Seller, no other party to any Contract listed on Exhibit C is in material breach of the terms, provisions or conditions of such Contract. Except as identified on Exhibit C, Seller has not entered into any Contracts affecting the Assets within ninety (90) days prior to the date of this Agreement which cannot be cancelled at any time upon ninety (90) days (or less) prior notice.
          Section 5.12 Oil and Gas Operations. Except as set forth in Schedule 5.12:
          (a) none of the Wells have been produced in excess of their allowable such that they are subject to being shut-in or to any overproduction penalty, and Seller has not received any payment for Hydrocarbon production from any Well which is subject to refund or recoupment out of future production;
          (b) there have been no changes proposed to reduce the production allowables for any Well;
          (c) all of the Wells have been (if drilled) drilled and (if completed) completed, operated, and produced in accordance with good oil and gas field practices and in compliance in all material respects with the applicable Leases and Contracts, and applicable laws, rules, regulations and Permits;
          (d) Seller has not abandoned any Well operated by it, except in accordance with the applicable Leases, Contracts, laws, rules, and regulations and good oil and gas industry practices;

          (e) proceeds from the sale of Hydrocarbons produced from and attributable to the Assets are being received by Seller in a timely manner and are not being held in suspense for any reason;
          (f) no person has any call on, option to purchase, or similar rights with respect to Hydrocarbon production attributable to the Assets for a price less than the generally prevailing market price;
          (g) all royalties, overriding royalties, compensatory royalties and other payments due from or in respect of Hydrocarbon production from the Assets, have been or will be, prior to the Closing Date, properly and correctly paid or provided for in all respects, except for those for which Seller has a legal right to suspend;
          (h) none of the Wells have a payout balance which will result in a reduction in Seller’s interest therein after payout occurs; and
          (i) all of the Wells that have been drilled and completed have been drilled and completed on lands currently covered by the Leases or on lands properly pooled or unitized therewith.
          Section 5.13 Hydrocarbon Sales Agreements. Except as set forth in Schedule 5.13:
          (a) none of the Hydrocarbon Sales Agreements (defined below) will require as of or after the Closing Date, Buyer to sell or deliver Hydrocarbons for a price materially less than the generally prevailing market price that would have been, or would be, received pursuant to an arm’s-length contract for a term of one month with an unaffiliated third-party purchaser;
          (b) there have been no claims from any third party for any price reduction or increase or volume reduction or increase under any of the Hydrocarbon Sales Agreements, and Seller has not made any claims for any price reduction or increase or volume reduction or increase under any of the Hydrocarbon Sales Agreements;
          (c) to the knowledge of Seller, payments for Hydrocarbons sold pursuant to each Hydrocarbon Sales Agreement have been made (subject to adjustment in accordance with such Hydrocarbon Sales Agreements) in accordance with prices or price-setting mechanisms set forth in such Hydrocarbon Sales Agreements;
          (d) no purchaser under any Hydrocarbon Sales Agreement has notified Seller (or, to the knowledge of Seller, the operator of any Asset) of its intent to cancel, terminate, or renegotiate any Hydrocarbon Sales Agreement or has otherwise failed or refused to take and pay for Hydrocarbons in the quantities and at the price set out in any Hydrocarbon Sales Agreement, whether such failure or refusal was pursuant to any force majeure, market out, or similar provisions contained in such Hydrocarbon Sales Agreement or otherwise;

          (e) Seller is not obligated in any Hydrocarbon Sales Agreement by virtue of any prepayment, “take-or-pay” or similar provision, a production payment, or any other arrangements to deliver Hydrocarbons produced from an Asset at some future time without then and thereafter receiving full payment therefor;
          (f) the Hydrocarbon Sales Agreements are of the type generally found in the oil and gas industry, and do not, individually or in the aggregate, contain unusual or unduly burdensome provisions;
          (g) there are no Hydrocarbon Sales Agreements pertaining to the Assets that provide for a fixed price and that cannot be cancelled at any time upon ninety (90) days (or less) prior notice;
          (h) the Assets are not subject to any Hydrocarbon Sales Agreements or gathering or transportation contracts which include provisions for hedging, price risk management or other similar financial arrangements or transactions which will affect or burden the Assets from and after the Closing; and
          (i) the Assets are not subject to any written agreements relating to the sale of crude oil.
          For purposes of this Agreement, the term “Hydrocarbon Sales Agreement” means any sales, purchase or marketing Contract that is currently in effect and under which Seller is a seller of Hydrocarbons produced from the Assets (other than “spot” sales agreements entered into in the ordinary course of business with a term of three (3) months or less, terminable by Seller without penalty on 30 days notice or less, and which provide for a price not less than the market price that would be received pursuant to an arms-length contract for the same term with an unaffiliated third party purchaser).
          Section 5.14 Offsite Disposal. Except as set forth in Schedule 5.14, Seller has not disposed of any produced water, hazardous substances or solid waste materials generated on the Assets or used on the Assets, at sites off of the Assets.
          Section 5.15 Affiliate Transactions. Except as set forth in Schedule 5.15, there are no transactions or Contracts affecting any of the Assets between Seller and any affiliate of Seller (“Affiliate Contracts”) that will continue beyond the Closing. All of the Affiliate Contracts can be terminated by Seller prior to the Closing or by Buyer after the Closing upon thirty (30) days or less notice. As used in this Agreement, “affiliate” means, with respect to any person or entity, each other person or entity directly or indirectly controlling, controlled by or under common control with such person.
     Section 5.16 Gas Imbalances. Except as set forth in Schedule 5.16, there are no gas well or gas pipeline imbalances with respect to any of the Wells or Subject Interests.

          Section 5.17 Preferential Rights and Consents. To the knowledge of Seller, except as set forth in Schedule 5.17, there are no preferential rights to purchase or consents to assignment that are applicable to the Assets and the transactions contemplated hereby.
          Section 5.18 Unplugged Wells. Except for wells listed in Schedule 5.18, there are no dry holes, or shut-in or otherwise inactive wells, located on the Subject Interests or on lands pooled or unitized therewith, except for wells that have been plugged or abandoned in compliance with applicable laws and regulations, and except for wells drilled to depths not included within the Subject Interests.
          Section 5.19 Materials Provided to Buyer. The historical revenue, expense, production, accounting, financial and other data, records and information relating to the Assets that has been and will be provided by or on behalf of Seller to Buyer and Buyer’s representatives pursuant to this Agreement has been and will be true and correct in all material respects. In connection with this Agreement or the documents furnished to Buyer and Buyer’s representatives hereunder, Seller has not (i) knowingly employed any device, scheme or artifice to mislead or defraud Buyer, (ii) knowingly made any untrue statements of a material fact or knowingly omitted any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, or (iii) knowingly engaged in any act, practice, or course of business which operates or would operate as a fraud or deceit upon Buyer or any third party.
          Section 5.20 Operations. Schedule 5.20 contains a true and complete list of (i) all authorizations for expenditures for all drilling operations applicable to the Assets in excess of $50,000 or for capital expenditures applicable to any Asset in excess of $50,000 that have been proposed by any party to be conducted on or after the date of this Agreement, whether or not accepted by Seller or any other party, and (ii) all authorizations for expenditures in excess of $50,000 and written commitments for all drilling operations in excess of $50,000 applicable to the Assets or for other capital expenditures applicable to any Asset in excess of $50,000 for which all of the activities anticipated in such authorizations for expenditures or commitments have not been completed by the date of this Agreement. Except as set forth in Schedule 5.20, no proposals are currently outstanding by Seller or other working interest owners to drill additional wells, or to deepen, plug back, rework existing Wells, or to conduct other operations for which consent is required under the applicable operating agreement or to conduct any other operations other than normal operation of existing Wells on the Subject Interests.
          Section 5.21 Access. Seller has a legal right of access to all of the Leases and Wells, and following the Closing Buyer will have a legal right of access to all of the Leases and Wells.
          Section 5.22 Area of Mutual Interest and Other Agreements. Except as set forth in Schedule 5.22, none of the Assets are subject to (i) any area of mutual interest agreement, or (ii) any farmout agreement, farmin agreement or similar agreement under which any party thereto is entitled to receive assignments not yet made, or could earn additional assignments after the Effective Time.
          Section 5.23 Permits. Seller possesses all Permits required to be obtained for conducting its business with respect of the Assets as presently conducted, and Seller has not received written notice of any violations of the Permits that remain uncured or that any Permit will not be renewed.
          Section 5.24 Expenses. To the knowledge of Seller, in the ordinary course of business, Seller has paid all lease operating expenses, capital expenses, joint interest billings and other costs and expenses attributable to the ownership and operation of the Assets in a timely manner before becoming delinquent, except such costs and expenses as are disputed in good faith by Seller and set forth in Schedule 5.24.
          Section 5.25 Bonds and Letters of Credit. Except as set forth in Schedule 5.25, there are no bonds, letters of credit, guarantees or other similar commitments held by Seller that are required by third parties in order for Seller to own the Assets, and if operated by Seller or an affiliate of Seller, to operate the Assets.
          Section 5.26 Suspense Accounts.
          Schedule 5.26 sets forth a true and complete amount, as of November 20, 2009, of all third party proceeds of production from the Assets being held in suspense by Seller.
ARTICLE VI
Representations and Warranties of Buyer
          Buyer represents and warrants to Seller that:
          Section 6.01 Existence. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has full legal power, right and authority to carry on its business in the State of Texas as such is now being conducted and as contemplated to be conducted.
          Section 6.02 Legal Power. Buyer has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with (a) any provision of Buyer’s organizational documents, (b) any material agreement or instrument to which Buyer is a party or by which Buyer is bound; or (c) any judgment, order, ruling or decree applicable to Buyer as a party in interest or any law, rule or regulation applicable to Buyer.
          Section 6.03 Execution. The execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite company action on the part of Buyer. This Agreement constitutes, and the documents to be executed and delivered by Buyer at the Closing will constitute, the legal, valid and binding obligations of Buyer enforceable in accordance with their terms, except as enforceable that may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally.
          Section 6.04 Brokers. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Buyer or any affiliate of Buyer for which Seller has or will have any liabilities or obligations (contingent or otherwise).
          Section 6.05 Bankruptcy. There are no bankruptcy, reorganization or liquidation proceedings pending, being contemplated by or, to the knowledge of Buyer, threatened against Buyer.
          Section 6.06 Litigation. There is no suit, action, claim, investigation or inquiry by any person or entity or by any administrative agency or Governmental Authority and no legal, administrative or arbitration proceeding pending or, to Buyer’s knowledge, threatened against Buyer or any affiliate of Buyer that has materially affected or will materially affect Buyer’s ability to consummate the transactions contemplated herein.
ARTICLE VII
Covenants
          Section 7.01 Operation of the Assets Prior to the Closing.
          (a) From the date of this Agreement until Closing (the “Interim Period”), Seller shall (i) operate the Seller-operated Assets and use all reasonable efforts to cause any other operators to operate and administer the non-operated Assets in a good and workmanlike manner consistent with its past practices, and in material compliance with all applicable Leases, Contracts, laws, rules, regulations and Permits, (ii) carry on its business with respect to the Assets in substantially the same manner as before execution of this Agreement, (iii) give prompt written notice to Buyer of any notice of asserted default or violation received or given by Seller under any Leases, Contracts, laws, rules, regulations or Permits affecting any Asset, (iv) maintain Seller’s existing insurance with respect to the Assets; (v) give Buyer the opportunity to discuss matters related to the Assets with such officers, accountants, consultants and counsel of Seller as Buyer deems reasonably necessary or appropriate for the purpose of familiarizing itself with the Assets, and (vi) cause its employees to furnish Buyer with such financial and operating data and other information with respect to the Assets as Buyer may from time to time reasonably request. Notwithstanding the foregoing, during the Interim Period, without the prior written consent of Buyer, which consent will not be unreasonably withheld or delayed, Seller will not (i) cause the Assets to be developed, maintained or operated in a manner substantially inconsistent with prior operations; (ii) abandon any part of the Assets; (iii) make any non-consent elections with respect to operations affecting the Assets or propose, agree to or commence any operations on the Assets anticipated to cost as to Seller’s interest in the Assets in excess of $50,000 per operation, except emergency operations, operations required under presently existing authorizations for expenditures (“AFE’s”) described on Schedule 5.20 and operations undertaken to avoid any penalty provision of any applicable agreement or order (with respect to all such operations, Seller shall notify Buyer as soon as reasonably practicable); (iv) convey, encumber, relinquish or dispose of any part of the Assets or any operating or other rights related thereto (other than the sale or disposal of personal property and equipment replaced with items of comparable or superior quality in the regular course of business and the sale of Hydrocarbons produced from the Assets in the regular course of business; (v) enter into any agreement amending, modifying, relinquishing or terminating all or any part of the Assets; or (vi) enter into any agreements affecting the Assets or the ownership, development or operation thereof. During the Interim Period, Seller shall promptly provide Buyer with copies of all AFE’s and correspondence concerning the Assets, including, without limitation, all drilling reports, notices, demands, regulatory filings and notices and division orders. With respect to AFE’s in excess of $50,000 to Seller’s interest, Seller shall forward same to Buyer’s Mr. E. Joseph Wright at the address for Buyer set forth in Section 15.11 of this Agreement, Telephone: (432) 685-4339, as soon as reasonably practicable following receipt thereof. Mr. Wright shall review and respond to same to Seller’s Mr. Earl H. Michie, Jr., at the address for Seller as set forth in Section 15.11 of this Agreement, Telephone: (432) 684-5112, within five (5) Business Days of receipt thereof. In the event Buyer does not timely respond to any such AFE, Buyer shall be deemed to have responded to same in the same manner as Seller elects to vote.
          (b) During the Interim Period, Seller will promptly pay, when due, all expenses, taxes, revenues, royalties, overriding royalties and other obligations attributable to the Assets and will not, without the prior written consent of Buyer waive any rights accruing after the Effective Time with respect to any of the Assets.
          Section 7.02 Operation of the Assets After the Closing. With respect to all Assets operated by Seller or an affiliate of Seller, on the Closing Date Seller will tender operations of such Assets to Buyer. It is expressly understood and agreed that Seller shall not be obligated to continue operating any of such Assets following the Closing and Buyer hereby assumes full responsibility for operating (or causing the operation of) all such Assets following the Closing. Seller shall make its personnel available to Buyer prior to the Closing as may be reasonably necessary to assist in the transition to Buyer as the operator.
          Section 7.03 Access to Information. During the Interim Period, Seller will give Buyer and Buyer’s agents and representatives, reasonable access to all of Records and Seller agrees to cause its officers, employees and representatives to furnish Buyer and Buyer’s agents and representatives with such financial and operating data and other information with respect to the Assets as the Buyer, its agents and representatives may from time to time reasonably request.
          Section 7.04 Consents and Operations. During the Interim Period, Seller will use its reasonable best efforts to obtain the consent or approval of each person whose consent or approval is required in order to consummate the transactions contemplated by this Agreement and Seller will use its reasonable best efforts, to assist Buyer in becoming the duly elected, appointed or successor operator of all of the Assets presently operated by Seller or any of its affiliates.
          Section 7.05 Accounting. During the Interim Period, Seller will cooperate with and assist Buyer in the transition of the joint interest billing and revenue disbursement accounting for the Assets. In addition, at the request of Buyer, Terrace Petroleum Corporation (“Terrace”) will continue, following the Closing, to provide joint interest billing and revenue disbursement accounting services for Buyer as they relate to the months of December 2009 and January 2010, and Buyer will promptly reimburse Terrace for out-of-pocket costs incurred in performing such services.

          Section 7.06 Revenues, Costs and Expenses. If Closing occurs, Seller and Buyer will properly allocate revenues, costs and expenses before and after the Effective Time and will make payments to each other to the extent necessary for such proper allocation. All costs and expenses incurred in the operation of the Assets before the Effective Time will be borne by Seller and all proceeds from the sale of Hydrocarbons produced from or attributable to the Assets prior to the Effective Time will be the property of Seller. All costs and expenses incurred in the operation of the Assets after the Effective Time will be borne by Buyer and all proceeds from the sale of Hydrocarbons produced from or attributable to the Assets after the Effective Time will be the property of Buyer. Ad valorem taxes, property taxes and other similar obligations with respect to the Assets will be prorated between Seller and Buyer as of the Effective Time.
          Section 7.07 Seller’s Knowledge. If after the date of this Agreement, Seller obtains knowledge of any fact which results in any representation or warranty of Buyer contained herein being inaccurate in any respect, Seller will promptly provide Buyer with written notice thereof.
          Section 7.08 Affiliate Contracts. Upon the written request of Buyer at any time prior to the Closing, Seller will promptly terminate any Affiliate Contracts selected by Buyer for termination without cost or penalty to Buyer or any Asset.
          Section 7.09 Audit Rights. Seller shall (i) cooperate with Buyer and shall cause to be prepared and delivered to Buyer the financial statements related to the operations of the Assets in such form and covering such periods as may be required by applicable securities laws to be filed by Buyer or its affiliates with the Securities and Exchange Commission as a result of or in connection with the transactions contemplated by this Agreement and (ii) make available to Buyer and its representatives prior to and following the Closing any and all existing information and documents in the possession of Seller that Buyer may reasonably require to comply with Buyer’s tax and financial reporting requirements and audits, including any filings with any Governmental Authority and filings that may be required by the Securities and Exchange Commission under the Securities Act of 1933 and/or the Securities Exchange Act of 1934. Without limiting the generality of the foregoing, Seller will use its commercially reasonable efforts after execution of this Agreement and following Closing to cooperate with the independent auditors chosen by Buyer (“Buyer’s Auditor”) in connection with their audit or review of any revenue and expense records pertaining to the Assets that Buyer or any of its affiliates requires to comply with their tax, financial and other reporting requirements. Buyer’s cooperation will include (i) full access to Seller’s employees and representatives who were responsible for preparing or maintaining the revenue and expense records and work papers and other supporting documents used in the preparation of such financial statements as may be required by Buyer’s Auditor to perform an audit or conduct a review in accordance with generally accepted auditing standards or to otherwise verify such financial statements; (ii) delivery of one or more customary representation letters from Seller to Buyer’s Auditor that are reasonably requested by Buyer to allow such auditors to complete an audit (or review of any financial statements), and to issue an opinion acceptable to Buyer’s Auditor with respect to an audit or review of those revenue and expense records required pursuant to this Section 7.09, and (iii) obtaining the consent of the independent auditor of Seller that conducted any audit of such financial statements to be named as an expert in any report filed by Buyer with the Securities and Exchange Commission. Buyer will reimburse Seller, within ten (10) Business Days after demand therefor, for any reasonable out-of-pocket and overhead costs incurred by Seller in complying with the provisions of this Section 7.09.
          Section 7.10 Non-Competition. Each Seller expressly covenants and agrees that for a period of one (1) year from and after the Closing Date, each Seller will not, and will cause its affiliates not to, directly or indirectly, solicit, own, acquire an interest in or participate in any of the Subject Interests. In the event any Seller breaches the above covenant, Buyer shall have the right to cause Seller or its affiliate to sell, transfer and assign to Buyer the interest in the Subject Interests that was acquired by Seller or its affiliate in violation of the above covenant free and clear of all liens and encumbrances and for a price equal to (i) the price paid by such Seller or its affiliate for such interest in the Subject Interests, (ii) plus, any capital expenditures made by such Seller or its affiliate with respect to such interest in such Subject Interests, and (iii) minus, any revenues (net of normal operating expenses) received by such Seller or its affiliate from such interest in such Subject Interests.
ARTICLE VIII
Conditions to Obligations of Seller
          The obligations of Seller to consummate the transaction provided for in this Agreement are subject, at the option of Seller, to the fulfillment on or prior to the Closing Date of each of the following conditions:
          Section 8.01 Representations. The representations and warranties of Buyer in this Agreement that are not qualified by materiality shall be true and correct in all material respects, and the representations and warranties of Buyer in this Agreement that are qualified by materiality shall be true and correct in all respects, in each case, at and as of the Closing Date as though made on and as of such date, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date.
          Section 8.02 Performance. Buyer shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.
          Section 8.03 Pending Matters. No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.
          Section 8.04 Purchase Price. Buyer shall have delivered to Seller the Purchase Price, as the same may be adjusted hereunder, in accordance with the provisions of Article II.
          Section 8.05 Execution and Delivery of the Closing Documents. Buyer shall have executed, acknowledged and delivered, as appropriate, to Seller all closing documents described in Section 10.08.

ARTICLE IX
Conditions to Obligations of Buyer
          The obligations of Buyer to consummate the transaction provided for in this Agreement are subject, at the option of Buyer, to the fulfillment on or prior to the Closing Date of each of the following conditions:
          Section 9.01 Representations. The representations and warranties of Seller in this Agreement that are not qualified by materiality shall be true and correct in all material respects, and the representations and warranties of Seller in this Agreement that are qualified by materiality shall be true and correct in all respects, in each case, at and as of the Closing Date as though made on and as of such date, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date.
          Section 9.02 Performance. Seller shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.
          Section 9.03 Pending Matters. No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement.
          Section 9.04 Execution and Delivery of the Closing Documents. Seller shall have executed, acknowledged and delivered, as appropriate, to Buyer all closing documents described in Section 10.07.
ARTICLE X
The Closing
          Section 10.01 Time and Place of the Closing. If the conditions referred to in Articles VIII and IX of this Agreement have been satisfied, the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Buyer, whose address is 550 West Texas Avenue, Suite 100, Midland, Texas 79701, at 9:00 a.m. on December 18, 2009, or at such other time as the Parties might hereafter mutually agree in writing (the “Closing Date”).
          Section 10.02 Adjustments to Purchase Price at the Closing.
          (a) At the Closing, the Purchase Price shall be increased by the following amounts to the extent known:
     (i) the amount of all prepaid ad valorem, property or similar taxes and assessments based upon or measured by ownership of the Assets, insofar as such prepaid taxes are attributable to periods of time after the Effective Time;
     (ii) an amount equal to all costs and expenses (including rentals, royalties, production and severance taxes, capital expenditures, insurance and lease operating expenses) paid by Seller that are attributable to the Assets and attributable to the period of time from and after the Effective Time;
     (iii) the value of all merchantable Hydrocarbons attributable to the Wells in storage as of the Effective Time above the sales connection or upstream of the applicable sales meter, such value to be the current market price or the price paid, less taxes and gravity adjustments deducted by the purchaser of such Hydrocarbons; and
     (iv) any other amount provided for in this Agreement or agreed upon by Buyer and Seller.
          (b) At the Closing, the Purchase Price shall be decreased by the following amounts to the extent known:
     (i) an amount equal to all unpaid ad valorem, property, production, severance and similar taxes and assessments based upon or measured by the ownership of the Assets that are attributable to periods of time prior to the Effective Time, which amounts shall, to the extent not actually assessed, be computed based on such taxes and assessments for the preceding tax year (such amount to be prorated for the period of Seller’s and Buyer’s ownership before and after the Effective Time);
     (ii) an amount equal to all revenues collected by Seller with respect to the Assets and attributable to Hydrocarbons produced after the Effective Time;
     (iii) an amount equal to all cash in, or attributable to, accounts in which third party proceeds of production from the Assets are being held in suspense by Seller (the “Suspense Accounts”), for which Buyer has assumed responsibility under Section 12.02;
     (iv) the Allocated Value of any Subject Interest sold prior to the Closing to the holder of a preferential right pursuant to Section 4.06;
     (v) all downward Purchase Price adjustments for Title Defects, Identified Claims and Environmental Defects determined in accordance with Article IV; and
     (vi) any other amount provided for in this Agreement or agreed upon by Buyer and Seller.
          (c) If an aggregate net gas imbalance relative to the Subject Interests exists as of the Effective Time based upon the information in Schedule 5.16 attached hereto or any subsequent independent gas balancing statements (a “Gas Imbalance”), the Purchase Price shall be increased if the Subject Interests are underproduced, or decreased if the Subject Interests are overproduced, by the product of (i) the amount (measured in thousand cubic feet “Mcf”) of such Gas Imbalance, and (ii) $4.50 per Mcf.

          (d) The adjustments described in Sections 10.02(a), (b) and (c) are hereinafter referred to as the “Purchase Price Adjustments.”
          Section 10.03 Pre-Closing Allocations/Statement.
          (a) Provided that the Closing occurs, appropriate adjustments shall be made between Buyer and Seller so that (i) Buyer will receive all proceeds from sales of Hydrocarbons that are produced and saved from and after the Effective Time and any other revenues arising out of the ownership or operation of the Assets from and after the Effective Time, net of all applicable production, severance, and similar taxes, and net of all costs and expenses that are incurred in the ownership or operation of the Assets from and after the Effective Time, including, without limitation, all drilling costs, all capital expenditures and all overhead charges under applicable operating or other agreements (regardless of whether Seller or an affiliate of Seller serves as operator prior to the Closing), and (ii) Seller will receive all proceeds from sales of Hydrocarbons that are produced and saved prior to the Effective Time and any other revenues arising out of the ownership or operation of the Assets prior to the Effective Time, net of all applicable production, severance, and similar taxes, and net of all costs and expenses that are incurred in the ownership or operation of the Assets prior to the Effective Time including, without limitation, all drilling costs, all capital expenditures, all overhead charges under applicable operating or other agreements.
          (b) Not later than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement of the estimated Purchase Price Adjustments taking into account the foregoing principles (the “Closing Statement”). Seller shall make available to Buyer in Seller’s office all documents supporting the estimated Purchase Price Adjustments. The Purchase Price paid by Buyer to Seller at Closing shall be the Purchase Price, as adjusted by the estimated Purchase Price Adjustments set forth in the Closing Statement; provided that if Buyer notifies Seller on or before the Closing Date that it disputes Seller’s estimate of the Purchase Price Adjustments, then the Purchase Price paid at Closing shall be the amount that is midway between Seller’s and Buyer’s estimated amounts.
          Section 10.04 Post-Closing Adjustments to Purchase Price.
          (a) On or before ninety (90) days after the Closing Date, Seller shall prepare and deliver to Buyer a revised Closing Statement setting forth the actual Purchase Price Adjustments. To the extent reasonably required by Seller, Buyer shall assist in the preparation of the revised Closing Statement. Seller shall provide Buyer such data and information as Buyer may reasonably request supporting the amounts reflected on the revised Closing Statement in order to permit Buyer to perform or cause to be performed an audit. The revised Closing Statement shall become final and binding upon the parties on the sixtieth (60th) day following receipt thereof by Buyer (the “Final Settlement Date”), unless Buyer gives written notice of its disagreement (a “Notice of Disagreement”) to Buyer prior to such date. Any Notice of Disagreement shall specify in detail the dollar amount, nature and basis of any disagreement so asserted. If a Notice of Disagreement is received by Seller in a timely manner and the Parties are unable to otherwise resolve the dispute evidenced by the Notice of Disagreement, then either Party may elect to have the dispute evidenced by the Notice of Disagreement resolved by arbitration in accordance with

Article XIV. If Seller fails to deliver to Buyer a revised Closing Statement on or before ninety (90) days after the Closing Date, then Buyer may elect to compel Seller’s delivery of a revised Closing Statement and seek the resolution of all matters related thereto by arbitration in accordance with Article XIV.
          (b) If the amount of the Purchase Price as set forth on the Final Statement (defined below) exceeds the amount of the estimated Purchase Price paid at the Closing, then Buyer shall pay to Seller, the amount by which the Purchase Price as set forth on the Final Statement exceeds the amount of the estimated Purchase Price paid at the Closing within five (5) Business Days after the Final Settlement Date. If the amount of the Purchase Price as set forth on the Final Statement is less than the amount of the estimated Purchase Price paid at the Closing, then Seller and Buyer shall cause the Escrow Agent to release to Buyer from the Closing Escrow Account, in immediately available funds, the amount by which the Purchase Price as set forth on the Final Statement is less than the amount of the estimated Purchase Price paid at the Closing (the “Post-Closing Adjustment”) by Buyer to Seller pursuant to the Pre-Closing Statement, within five (5) Business Days after the Final Settlement Date; provided, that in the event the Post-Closing Adjustment is greater than the amount of funds in the Closing Escrow Account, then Seller shall pay to Buyer, in immediately available funds, the positive difference between the Post-Closing Adjustment and the amount of funds in the Closing Escrow Account within five (5) Business Days after the Final Settlement Date. For purposes of this Agreement, the term “Final Statement” shall mean (i) if the revised Closing Statement becomes final pursuant to Section 10.04(a), such revised Closing Statement, or (ii) upon resolution of any Dispute regarding a Notice of Disagreement, the revised Closing Statement reflecting such resolution, which the Parties shall issue following such resolution.
          Section 10.05 Transfer Taxes. All sales, use or other taxes (other than taxes on gross income, net income or gross receipts) and duties, levies or other governmental charges incurred by or imposed with respect to the property transfers undertaken pursuant to this Agreement shall be the responsibility of, and shall be collected, remitted and paid by, Buyer.
          Section 10.06 Ad Valorem and Similar Taxes . All ad valorem, property, severance and similar taxes and assessments based upon or measured by the value of the Assets shall be divided or prorated between Seller and Buyer as of the Effective Time. Seller shall retain responsibility for such taxes attributable to the period of time prior to the Effective Time and Buyer shall assume responsibility for the period of time from and after the Effective Time.
          Section 10.07 Actions of Seller at the Closing. At the Closing, Seller shall execute (where applicable) and deliver to Buyer the following, all of which shall be in form and content reasonably satisfactory to Buyer and if requested by Buyer each individual Seller shall join in such execution:
          (a) the Assignment in sufficient counterparts for filing in each filing jurisdiction and such other instruments, including, without limitation, appropriate State and Federal assignments as may be reasonably necessary to convey the Assets to Buyer;

          (b) letters in lieu of transfer or division orders directing all purchasers of Hydrocarbon production from the Subject Interests to make payment of proceeds attributable to such production from and after the Effective Time to Buyer;
          (c) possession of the Assets;
          (d) a Closing Certificate executed by a principal executive officer of Seller certifying that all of Seller’s representations and warranties that are not qualified by materiality are true and correct in all material respects, that all of Seller’s representations and warranties that are qualified by materiality are true and correct in all respects, in each case as of the Closing Date, and that Seller has performed in all material respects all of the covenants required of Seller in this Agreement as of the Closing Date;
          (e) a “non-foreign person” affidavit establishing that the transaction contemplated by this Agreement does not subject Buyer to the withholding requirement of the Foreign Investment Real Property Tax Act of 1980;
          (f) a Request for Taxpayer Identification and Certification on Form W-9 certifying Seller’s federal employer identification number;
          (g) appropriate change of operator forms on those Assets operated by Seller or its affiliates;
          (h) recorded or recordable releases of all mortgage liens, security interests, financing statements and other similar liens and encumbrances granted by Seller to its lenders which encumber the Assets; and
          (i) any other documents provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.
          Section 10.08 Actions of Buyer at the Closing. At the Closing, Buyer shall take possession of the Assets and execute (where applicable) and deliver to Seller the following, all of which shall be in form and content reasonably satisfactory to Seller:
          (a) the Purchase Price (as adjusted pursuant to the provisions of this Agreement and net of the Deposit and the Escrow Amount) by wire transfer to an account designated in writing by Seller, and shall instruct the Escrow Agent to deliver the Deposit to Seller;
          (b) a Closing Certificate, executed by a principal executive officer of Buyer, certifying that all of Buyer’s representations and warranties that are not qualified by materiality are true and correct in all material respects, that all of Buyer’s representations and warranties that are qualified by materiality are true and correct in all respects, in each case as of the Closing Date, and that Buyer has performed in all material respects all of the covenants required of it in this Agreement as of the Closing Date; and

          (c) the Assignment and any other documents provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.
          Additionally, Buyer shall deposit the Closing Escrow Amount with the Escrow Agent pursuant to Section 2.03 hereof and the Escrow Agreement.
          Section 10.09 Further Cooperation.
          (a) Seller shall make the Records available to be picked up by Buyer at the offices of Seller during normal business hours on the Closing Date and on any date thereafter. Seller shall have the right to retain copies of any of the Records and Seller shall have the rights granted under Section 15.03.
          (b) After the Closing Date, each Party, at the request of the other and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer and shall take such other action as the other Party may reasonably request to convey and deliver the Assets to Buyer and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement. After the Closing, the Parties will cooperate to have all proceeds received attributable to the Assets be paid to the proper Party hereunder and to have all expenditures to be made with respect to the Assets be made by the proper Party hereunder.
          (c) To the extent that any G&G Data relating to the Subject Interests cannot be transferred to Buyer at Closing without the consent of or payment to a third party, Seller shall, subject to any confidentiality requirements related to such data, allow Buyer to review such data in Seller’s offices during normal business hours following the Closing.
ARTICLE XI
Termination
          Section 11.01 Right of Termination. This Agreement may be terminated at any time at or prior to the Closing:
          (a) by mutual written consent of the Parties;
          (b) by Seller on the Closing Date if the conditions set forth in Article VIII have not been satisfied in all material respects by Buyer or waived by Seller in writing by the Closing Date;
          (c) by Buyer on the Closing Date if the conditions set forth in Article IX have not been satisfied in all material respects by Seller or waived by Buyer in writing by the Closing Date;
          (d) by either Party if the Closing shall not have occurred on or before December 31, 2009;

          (e) by either Party if any Governmental Authority shall have issued an order, judgment or decree or taken any other action challenging, delaying, restraining, enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated herein;
          (f) by Buyer if (i) the aggregate amount of the Purchase Price Adjustments asserted by Buyer pursuant to this Agreement with respect to all Title Defects and Identified Claims, plus (ii) the aggregate amount of the Purchase Price Adjustments asserted by Buyer pursuant to this Agreement with respect to all Environmental Defects, plus (iii) the aggregate Allocated Value of all Assets excluded from the transactions contemplated by this Agreement, exceeds $10,000,000.00;
          (g) by Seller if the aggregate amount of the Purchase Price Adjustments asserted by Buyer pursuant to this Agreement with respect to (i) all Title Defects and Identified Claims, plus (ii) the aggregate amount of the Purchase Price Adjustments asserted by Buyer pursuant to this Agreement with respect to all Environmental Defects exceeds $25,000,000.00 exclusive of the Allocated Value of any Asset excluded under Section 4.07 because Seller was not able to obtain the necessary consents to assignment prior to Closing.
          (h) by Buyer in accordance with Section 13.03(b); or
          (i) as otherwise provided herein;
provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (b), (c), or (d) above if such Party is at such time in material breach of any provision of this Agreement.
          Section 11.02 Effect of Termination. In the event that the Closing does not occur as a result of any Party exercising its right to terminate pursuant to Section 11.01, then except as set forth in Section 2.02 and except as to the obligations of Buyer under Section 4.08, this Agreement shall be null and void and no Party shall have any further rights or obligations under this Agreement.
          Section 11.03 Attorneys’ Fees, Etc. If either Party to this Agreement resorts to legal proceedings to enforce this Agreement, the prevailing Party in such proceedings shall be entitled to recover all costs incurred by such Party, including reasonable attorneys’ fees, in addition to any other relief to which such Party may be entitled. Notwithstanding anything to the contrary in this Agreement, in no event shall either Party be entitled to receive any punitive, indirect or consequential damages unless same are a part of a third party claim for which a Party is seeking indemnification hereunder, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF THE OTHER PARTY.

ARTICLE XII
Obligations and Indemnification
          Section 12.01 Seller’s Retained Obligations. Provided that the Closing occurs, Seller hereby retains all costs, expenses, liabilities and obligations of Seller related, applicable or attributable to (a) personal injury, property damage or death claims related to the Assets which arise from circumstances occurring prior to the Closing Date; (b) the mis-payment or nonpayment of royalties, rentals, shut-in payments, revenues and other payments out of production attributable to the Assets prior to the Closing Date, together with related fines, penalties and interest including, without limitation, all fines, penalties and interest with respect to the Suspense Accounts for all periods prior to the Closing Date; (c) the mis-payment or nonpayment of ad valorem, property, severance, production, franchise and similar taxes attributable to the Assets prior to the Effective Time, together with related fines, penalties and interest; (d) operating expenses and capital costs attributable to the Assets for periods of time prior to the Effective Time; (e) any offsite disposal prior to the Closing Date by Seller or its affiliates of any wastes, pollutants, contaminants, hazardous material or other material or substances on, in or below any properties not included in the Assets; (f) any suit, action, proceeding, lawsuit or other litigation pending against Seller relating to the Assets as of the Closing Date; (g) any disputes relating to the proper billing or payment of joint interest billing accounts related to the ownership or operation of the Assets prior to the Closing Date; and (h) any gross negligence or willful misconduct of Seller or its affiliates to the extent related to the ownership or operation of the Assets and arising from events occurring prior to the Closing Date (collectively, the “Retained Obligations”).
          Section 12.02 Buyer’s Assumed Obligations. Provided that the Closing occurs, except to the extent Seller has an indemnity obligation under Section 12.04 and except for the Retained Obligations, Buyer hereby assumes all duties, obligations and liabilities of every kind and character with respect to the Assets or the ownership or operation thereof, whether attributable to periods before or after the Effective Time, including, without limitation, those arising out of (a) the terms of the Easements, Contracts, Leases or Subject Interests comprising part of the Assets, (b) Gas Imbalances, (c) the Suspense Accounts, and any fines, penalties or interest due with respect thereto solely for periods after the Effective Time; (d) the physical condition of the Assets, regardless of whether such condition arose before or after the Effective Time; (e) obligations to properly plug and abandon or re-plug or re-abandon or remove wells, flowlines, gathering lines or other facilities, equipment or other personal property or fixtures comprising part of the Assets; (f) obligations to restore the surface of the Subject Interests and obligations to bring the Subject Interests into compliance with applicable Environmental Laws (including conducting any remediation activities that may be required on or otherwise in connection with activities on the Subject Interests); and (g) any other duty, obligation, event, condition or liability expressly assumed by Buyer under the terms of this Agreement (collectively, the “Assumed Obligations”).
          Section 12.03 Buyer’s Indemnification. PROVIDED THAT THE CLOSING OCCURS, EXCEPT TO THE EXTENT SELLER HAS AN INDEMNITY OBLIGATION UNDER SECTION 12.04, BUYER SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS SELLER, ITS AFFILIATES, AND ITS AND THEIR RESPECTIVE

OWNERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, PARTNERS, REPRESENTATIVES, MEMBERS, SHAREHOLDERS, AFFILIATES, SUBSIDIARIES, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE “SELLER INDEMNITEES”) FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LIABILITIES, LOSSES, CAUSES OF ACTION, COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, INVOLVING THEORIES OF NEGLIGENCE OR STRICT LIABILITY AND INCLUDING COURT COSTS AND ATTORNEYS’ FEES) (“LOSSES”) AS A RESULT OF, ARISING OUT OF, OR RELATED TO THE ASSUMED OBLIGATIONS, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE SELLER INDEMNITEES EXCLUDING ANY SELLER INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
          Section 12.04 Seller’s Indemnification. PROVIDED THAT THE CLOSING OCCURS, SELLER SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS BUYER, ITS AFFILIATES, AND ITS AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, MEMBERS, SHAREHOLDERS, AFFILIATES AND SUBSIDIARIES (COLLECTIVELY, THE “BUYER INDEMNITEES”) FROM AND AGAINST ANY AND ALL LOSSES AS A RESULT OF, ARISING OUT OF, OR RELATED TO (A) THE RETAINED OBLIGATIONS, OR (B) ANY INACCURACY OR BREACH OF ANY REPRESENTATION, WARRANTY OR COVENANT OF SELLER CONTAINED IN THIS AGREEMENT THAT SURVIVES THE CLOSING, IN EACH CASE, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE BUYER INDEMNITEES EXCLUDING ANY BUYER INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
          Section 12.05 Indemnification Procedures. All claims for indemnification under this Agreement shall be asserted and resolved as follows:
          (a) For purposes of this Section 12.05, the term “Indemnifying Party” when used in connection with particular Losses shall mean the party or parties having an obligation to indemnify another party or parties with respect to such Losses pursuant to this Agreement, and the term “Indemnified Party” when used in connection with particular Losses shall mean the party or parties having the right to be indemnified with respect to such Losses by another party or parties pursuant to this Agreement.
          (b) To make claim for indemnification under this Agreement, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 12.05, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a third party against the Indemnified Party (a “Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of an Indemnified Party to give notice of a Claim as provided in this Section 12.05 shall not relieve the Indemnifying

Party of its obligations under this Agreement except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Claim.
          (c) In the case of a claim for indemnification based upon a Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its responsibility to defend the Indemnified Party against such Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.
          (d) If the Indemnifying Party admits its responsibility to defend the Indemnified Party against such Claim, it shall have the right and obligation to diligently defend the Claim, at its sole cost and expense. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Section 12.05. An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Claim or (ii) settle any claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).
          (e) If the Indemnifying Party does not admit its responsibility to defend the Indemnified Party against such Claim or admits its responsibility but fails to diligently prosecute or settle the Claim, then the Indemnified Party shall have the right to defend against the Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its responsibility for a Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its responsibility for the Claim and (ii) if responsibility is so admitted, reject, in its reasonable judgment, the proposed settlement.
          (f) In the case of a claim for indemnification not based upon a Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Losses complained of, (ii) admit its responsibility for such Losses or (iii) dispute the claim for such Losses. If the Indemnifying Party does not notify the Indemnified Party within such 30 day period that it has cured the Losses or that it disputes the claim for such Losses, the amount of such Losses shall conclusively be deemed a liability of the Indemnifying Party hereunder.

ARTICLE XIII
Limitations on Representations and Warranties; and Casualty Losses
          Section 13.01 Disclaimers of Representations and Warranties. The express representations and warranties of Seller contained in this Agreement and the Assignment are exclusive and are in lieu of all other representations and warranties, express, implied or statutory. EXCEPT FOR THE EXPRESS REPRESENTATIONS OF SELLER IN THIS AGREEMENT AND IN THE ASSIGNMENT, BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO (a) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE ASSETS, (b) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF SELLER, AND (c) THE ENVIRONMENTAL CONDITION OF THE ASSETS. EXCEPT FOR THE EXPRESS REPRESENTATIONS OF SELLER IN THIS AGREEMENT, SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY WAIVES, AS TO PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING A PART OF THE ASSETS (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (v) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, AND (vi) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW, IT BEING THE EXPRESS INTENTION OF BUYER AND SELLER THAT THE PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES INCLUDED IN THE ASSETS SHALL BE CONVEYED TO BUYER, AND BUYER SHALL ACCEPT SAME, AS IS, WHERE IS, WITH ALL FAULTS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND BUYER REPRESENTS TO SELLER THAT BUYER WILL MAKE OR CAUSE TO BE MADE SUCH INSPECTIONS WITH RESPECT TO SUCH PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES AS BUYER DEEMS APPROPRIATE. SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.
          Section 13.02 Survival. Except as otherwise provided in Section 15.13, the representations, warranties, covenants and obligations of the Parties under this Agreement shall survive the Closing.

          Section 13.03 Casualty Loss.
          (a) Subject to Section 13.03(b), if after the date of this Agreement and prior to the Closing any part of the Assets shall be damaged or destroyed by fire or other casualty or if any part of the Assets shall be taken in condemnation or under the right of eminent domain or if proceedings for such purposes shall be pending or threatened, this Agreement shall remain in full force and effect notwithstanding any such destruction, taking or proceeding, or the threat thereof and the Parties shall proceed with the transactions contemplated by this Agreement notwithstanding such destruction or taking without reduction of the Purchase Price.
          (b) Notwithstanding Section 13.03(a), in the event of any loss described in Section 13.03(a), at the Closing Seller shall pay to Buyer all sums paid to Seller by third parties by reason of the destruction or taking of such Assets, including any sums paid pursuant to any policy or agreement of insurance or indemnity, and shall assign, transfer and set over unto Buyer all of the rights, titles and interests of Seller in and to any claims, causes of action, unpaid proceeds or other payments from third parties, including any policy or agreement of insurance or indemnity, arising out of such destruction or taking. Notwithstanding anything to the contrary contained in this Section 13.03, if prior to the Closing Date Assets having an aggregate Allocated Value constituting more than ten percent (10%) of the Purchase Price shall be damaged or destroyed by fire or other casualty, or shall be taken in condemnation or under the right of eminent domain, or proceedings for such purpose shall be pending or threatened, Buyer shall have the right to terminate this Agreement, in which event Seller shall instruct the Escrow Agent to return the Deposit to Buyer within three (3) Business Days after such termination.
ARTICLE XIV
Arbitration
          Section 14.01 Arbitrator.
          (a) Either Party may submit disputes regarding Title Defects, Identified Claims, Defect Values, Environmental Defects or Environmental Defect Values, or calculation of the Final Statement or revisions thereto (each a “Dispute”), to an independent arbitrator appointed in accordance with this Section 14.01 (each, an “Independent Arbitrator”), who shall serve as sole arbitrator. The Independent Arbitrator shall be appointed by mutual agreement of the Parties from among candidates with experience and expertise in the area that is the subject of such Dispute, and failing such agreement, such Independent Arbitrator for such Dispute shall be selected as would a single arbitrator in accordance with the Rules (as hereinafter defined).
          (b) Disputes to be resolved by an Independent Arbitrator shall be resolved in accordance with mutually agreed procedures and rules and failing such agreement, in accordance with the rules and procedures for arbitration provided in Section 14.02. The Independent Arbitrator shall be instructed by the Parties to resolve such Dispute as soon as reasonably practicable in light of the circumstances. The decision and award of the Independent Arbitrator shall be binding upon the Parties as an award under the Federal Arbitration Act and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court.

          Section 14.02 Rules and Procedures.
          (a) Such arbitration shall be conducted pursuant to the Federal Arbitration Act, except as expressly provided otherwise in this Agreement. The validity, construction, and interpretation of this Section 14.02, and all procedural aspects of the arbitration conducted pursuant hereto shall be decided by the Independent Arbitrator. The arbitration shall be administered by the American Arbitration Association (the “AAA”), and shall be conducted pursuant to the Commercial Arbitration Rules of the AAA (the “Rules”), except as expressly provided otherwise in this Agreement. The arbitration proceedings shall be subject to any optional rules contained in the Rules for emergency measures and, in the case of Disputes with respect to amounts in excess of $1 million, optional rules for large and complex cases.
          (b) Venue. All arbitration proceedings hereunder shall be conducted in Midland, Texas or such other mutually agreeable location.
          (c) Substantive Law. In deciding the substance of the Dispute, the Independent Arbitrator shall refer to the substantive laws of the State of Texas for guidance (excluding choice-of-law principles that might call for the application of the laws of another jurisdiction). Matters relating to arbitration shall be governed by the Federal Arbitration Act.
          (d) Fees and Awards. The fees and expenses of the Independent Arbitrator shall be borne equally by the Parties, but the decision of the Independent Arbitrator may include such award of the Independent Arbitrator’s fees and expenses and of other costs and attorneys’ fees as the Independent Arbitrator determines appropriate (provided that such award of costs and fees may not exceed the amount of such costs and fees incurred by the winning Party in the arbitration).
          (e) Binding Nature. The decision and award of the Independent Arbitrator shall be binding upon the Parties and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court.
ARTICLE XV
Miscellaneous
          Section 15.01 Names. As soon as reasonably possible after the Closing, but in no event later than 180 days after the Closing, Buyer shall remove the names of Seller and its affiliates, and all variations thereof, from all of the Assets and make the requisite filings with, and provide the requisite notices to, the appropriate federal, state or local agencies to place the title or other indicia of ownership, including operation of the Assets, in a name other than the name of the Seller or any of its affiliates, or any variations thereof.
          Section 15.02 Recording Expenses. Buyer shall pay all recording fees arising from the recordation of the Assignment and the other documents delivered at Closing, except that Seller shall pay all recording fees arising from the recordation of the lien release documents delivered by Seller at Closing. Each Party shall be solely responsible for all expenses, including due diligence expenses, incurred by it in connection with this transaction, and neither Party shall be entitled to any reimbursement for such expenses from the other Party.
          Section 15.03 Document Retention. As used in this Section 15.03, the term “Documents” shall mean all files, documents, books, records and other data delivered to Buyer by Seller pursuant to the provisions of this Agreement (other than those that Seller has retained either the original or a copy of), including, but not limited to: financial and tax accounting records; land, title and division of interest files; contracts; engineering and well files; and books and records related to the operation of the Assets prior to the Closing Date. Buyer shall retain and preserve the Documents for a period of no less than three (3) years following the Closing Date (or for such longer period as may be required by law or governmental regulation), and shall allow Seller or its representatives to inspect the Documents at reasonable times and upon reasonable notice during regular business hours during such time period. Seller shall have the right during such period to make copies of the Documents at Seller’s expense.
          Section 15.04 Entire Agreement. This Agreement, the Confidentiality Agreement dated November 11, 2009, executed by the Parties, the documents to be executed hereunder, and the exhibits attached hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. No supplement, amendment, alteration, modification or waiver of this Agreement shall be binding unless executed in writing by the Parties and specifically referencing this Agreement.
          Section 15.05 Waiver. Unless it is a waiver which is deemed to have been made automatically at the expiration of a time limit under this Agreement, any waiver must be in writing executed by the waiving party and no waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
          Section 15.06 Publicity. Seller and Buyer shall consult with each other with regard to all publicity and other disclosures concerning this Agreement (including any term or condition hereof), the transactions contemplated hereby, the status of such transactions and the negotiations related thereto, and, except as required by applicable law or the applicable rules or regulations of any Governmental Authority or stock exchange, neither Seller nor Buyer shall issue any publicity or press release without the prior written consent of the other Party, such consent not to be unreasonably withheld.
          Section 15.07 Construction. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. The Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement and as such the Parties agree that if an ambiguity or question of intent or interpretation arises hereunder, this Agreement shall not be construed more strictly against one Party than another on the grounds of authorship.

          Section 15.08 No Third Party Beneficiaries. Except as provided in Sections 12.03 and 12.04, nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall otherwise not be construed as a third party beneficiary contract.
          Section 15.09 Assignment. Except for Buyer’s right to assign its rights and obligations under this Agreement to an affiliate of Buyer prior to Closing (in which event Buyer shall have no further obligations under this Agreement) and except as provided in Section 15.16 hereof, neither Party may assign or delegate any of its rights or obligations hereunder without the prior written consent of the other Party and any assignment made without such consent shall be void. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors, assigns and legal representatives.
          Section 15.10 GOVERNING LAW; VENUE; JURY WAIVER. THIS AGREEMENT, THE OTHER DOCUMENTS DELIVERED PURSUANT HERETO AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW, RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF THIS AGREEMENT AND SUCH OTHER DOCUMENTS TO THE LAWS OF ANOTHER JURISDICTION. ALL OF THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE OTHER DOCUMENTS EXECUTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO OR FROM THIS AGREEMENT OR THE OTHER DOCUMENTS EXECUTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT SHALL BE EXCLUSIVELY LITIGATED IN COURTS HAVING SITES IN MIDLAND, MIDLAND COUNTY, TEXAS. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY A JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.
          Section 15.11 Notices. Any notice, communication, request, instruction or other document required or permitted hereunder shall be given in writing and delivered in person or sent by U.S. Mail postage prepaid, return receipt requested, overnight courier or electronic mail to the addresses of Seller and Buyer set forth below. Any such notice shall be effective only upon receipt.

	Addressed to:	With copy to:

Seller:	Terrace Petroleum Corporation	Turner & Fuller
	303 W. Wall, Suite 1101	500 W. Illinois, Suite 1100
	Midland, Texas 79701	Midland, Texas 79701
	Attention: Earl H. Michie, Jr.	Attention: J. Randy Turner
	Fax No.: (432) 684-8767	Fax No.: (432) 687-5918
	Email: terracepc@aol.com	Email: jrt@turner-fuller.com

	Addressed to:	With copy to:

Buyer:	COG Operating LLC	COG Operating LLC
	550 West Texas, Suite 100	550 West Texas, Suite 100
	Midland, Texas 79701	Midland, Texas 79701
	Attention: Jack F. Harper	Attention: David W. Copeland
	Attention: Matthew G. Hyde	Fax No.: (432) 683-7441
	Fax No.: (432) 687-8020	Email: dcopeland@conchoresources.com
Email: jharper@conchoresources.com
Email: mhyde@conchoresources.com
Either Party may, by written notice so delivered to the other Party, change its address for notice purposes hereunder.
     Section 15.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
     Section 15.13 Survival. The representations and warranties of Seller set forth in Sections 5.06 through 5.26 hereof shall terminate as of the Closing Date and shall thereafter be of no force or effect to the extent and only to the extent that (i) such representations and warranties relate in any way to the environmental condition of the Assets or the compliance by Seller or the Assets with Environmental Laws (in each case specifically excluding representations regarding offsite disposal), and (ii) Seller does not have actual knowledge of a breach thereof as of the Closing Date. Except as set forth in the preceding sentence, the representations and warranties of Seller set forth in Sections 5.06 through 5.26 hereof shall survive the Closing for a period of six (6) months. All other representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing indefinitely.
     Section 15.14 Time of the Essence. Time shall be of the essence with respect to all time periods and notice periods set forth in this Agreement.
     Section 15.15 Counterpart Execution. This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be effective as to each party that executes the same whether or not all of such parties execute the same counterpart. If counterparts of this Agreement are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes. All counterparts together shall constitute only one Agreement, but each counterpart shall be considered an original.
     Section 15.16 Tax Deferred Exchange. Either or both Buyer and Seller may, at or before the Closing, elect to effect a tax-deferred exchange of the Assets for other qualifying properties (hereinafter collectively called the “Exchange Property”) in accordance with the following:
     (a) In the event Seller makes such an election prior to the Closing, Seller may elect, by notice to Buyer delivered on or before the Closing Date, to have the Purchase Price paid to a qualified intermediary until Seller has designated the Exchange Property. The Exchange Property shall be designated by Seller and acquired by the qualified intermediary within the time periods prescribed in Section 1031(a)(3) of the Internal Revenue Code, and shall thereupon be conveyed to Seller. In the event Seller fails to designate and the qualified intermediary fails to acquire the Exchange Property within such time periods, the agency or trust shall terminate and the proceeds then held by the qualified intermediary shall be paid immediately to Seller.
     (b) In the event Buyer makes such an election prior to the Closing, Buyer may elect, by notice to Seller delivered on or before the Closing Date, to have the Assets conveyed to a qualified intermediary or an exchange accommodation titleholder (as that term is defined in Rev. Proc. 2000-37 issued effective September 15, 2000).
     (c) The rights and responsibilities of Seller, Buyer and the qualified intermediary or exchange accommodation titleholder shall be documented with such agreements containing such terms and provisions as shall be reasonably determined by Seller and Buyer to be necessary to accomplish a tax deferred exchange under Section 1031 of the Internal Revenue Code, subject, however, to the limitations on costs and liabilities of Buyer and Seller set forth below. If Seller makes a tax deferred exchange election, Buyer shall not be obligated to pay any additional costs or incur any additional obligations in the acquisition of the Assets. If Buyer makes a tax deferred exchange election, Seller shall not be obligated to pay any additional costs or incur any additional obligations in the consummation of the transactions contemplated in this Agreement. Any such tax deferred exchange election by either Party shall not affect the duties, rights or obligations of the Parties except as expressly set forth in this Section 15.16.
     (d) Should either Seller or Buyer make such an election and should the tax deferred exchange fail or be disallowed by the Internal Revenue Service for any reason, the non-electing party’s sole responsibility and liability to the electing party shall be to take such actions as are required by subsections (a), (b) or (c) above and such non-electing party shall have no other responsibility or liability whatsoever to the electing party; and the electing party shall release, indemnify, defend and hold harmless the non-electing party from any cost, responsibility or liability related to such election except for such actions as may be required by subsections (a), (b) or (c) above.
     Section 15.17 Attorney Fees. If any Party institutes an action or proceeding against any other Party relating to the provisions of this Agreement, including arbitration, the Party to such action or proceeding which does not prevail will reimburse the prevailing Party therein for the reasonable expenses of attorneys’ fees and disbursements incurred by the prevailing Party.
     Section 15.18 Interpretation. This Agreement shall be deemed and considered for all purposes to have been jointly prepared by the Parties, and shall not be construed against any one Party (nor shall any inference or presumption be made) on the basis of who drafted this Agreement or any particular provision hereof, who supplied the form of Agreement, or any other event of the negotiation, drafting or execution of this Agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that it contemplates. In construing this Agreement, the following principles will apply:
     (a) A defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined.
     (b) If there is any conflict or inconsistency between the provisions of the main body of this Agreement and the provisions of any Appendix, Exhibit or Schedule hereto, the provisions of this Agreement shall take precedence. If there is any conflict between the provisions of any of the Assignment or other transaction documents attached to this Agreement as an Exhibit and the provisions of any Assignment and other transaction documents actually executed by the parties, the provisions of transaction documents actually executed shall take precedence.
     (c) The Exhibits and Schedules referred to herein are hereby incorporated and made a part of this Agreement for all purposes by such reference.
     (d) The omission of certain provisions of this Agreement from the Assignment does not constitute a conflict or inconsistency between this Agreement and the Assignment, and will not effect a merger of the omitted provisions. To the fullest extent permitted by law, all provisions of this Agreement are hereby deemed incorporated into the Assignment by reference.
     (e) The word “includes” and its derivatives means “includes, but not limited to” and corresponding derivative meanings.
     (f) The Article, Section, Exhibit and Schedule references in this Agreement refer to the Articles, Sections, Exhibits and Schedules of this Agreement. The headings and titles in this Agreement are for convenience only and shall have no significance in interpreting or otherwise affect the meaning of this Agreement.
     (g) The plural shall be deemed to include the singular, and vice versa.
     (h) As used in this Agreement, the phrases “to Seller’s knowledge,” “to the knowledge of Seller,” and similar phrases shall mean to the actual or constructive knowledge of any officer or employee of Seller actively involved in the management or operation of any of the Assets, in each case, after due inquiry.

     Section 15.19 Confidentiality. Seller agrees that any facts, information know-how, processes, trade secrets, customer lists or confidential matters that relate in any way to the Assets or the transaction contemplated hereby shall be maintained in confidence and shall not be divulged by Seller or its affiliates to any party unless and until they shall become public knowledge (other than by disclosure in breach of this Section 5.19) or as required by applicable laws, including applicable securities laws and regulations; provided, before Seller or any of its affiliates discloses any of the foregoing as may be required by applicable laws, such person shall give Buyer reasonable advance notice to the extent practicable and give Buyer an opportunity to take such reasonable actions to minimize the required disclosure. Notwithstanding any of the foregoing, Buyer or Seller shall have the right to disclose any information related by this Agreement to the extent required by existing contracts or applicable laws.
     Section 15.20 Seller’s Representative. Notwithstanding any provision of this Agreement to the contrary, each Seller hereby appoints Terrace Petroleum Corporation to serve as its exclusive representative and agent (“Seller’s Representative”) under this Agreement for the purpose of (i) exercising and performing, on their behalf, all of Seller’s rights and duties hereunder, (ii) waiving or accepting obligations or conditions pursuant to Article VIII hereof, (iii) terminating this Agreement pursuant to Article XI hereof, (iv) giving and receiving of notices, requests and consents under this Agreement, the Escrow Agreement and any other agreement executed in connection with this Agreement, (v) making of adjustments to the Purchase Price, (vi) receiving of the Purchase Price and any other payments due the Seller under this Agreement, (vii) the allocating and distributing of the Purchase Price and any other payments due the Seller, and (viii) renegotiating and entering into the Escrow Agreement on behalf of Seller and taking any and all actions that may be necessary or desirable in connection therewith. Buyer may act, and shall be fully protected in acting, in reliance upon any and all acts and things done and performed by or agreements made by the Seller’s Representative with respect to the foregoing described matters on behalf of Seller as fully and effectively as though each had done, performed, made or executed the same. Each Seller shall jointly and severally indemnify Buyer for claims arising out of or related to Buyer’s reliance pursuant to this Section 15.20.
[SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, Seller and Buyer have executed and delivered this Agreement as of the date first set forth above.

SELLER:

TERRACE PETROLEUM CORPORATION

By:	/s/ EARL H. MICHIE, JR. Earl H. Michie, Jr., President

55 SERVICES, LTD.
ZACHARY W. ANDERSON
ARMADA GAS AND OIL COMPANY
BASE PARTNERS, LTD.
BRETT K. BRACKEN
AUSTEN S. CAMPBELL
HOLTEN G. CAMPBELL
JANICE P. CAMPBELL
FRANCIS N. CARDUCCI
CST INVESTMENTS L.P.
JOHN A. DAVIS
DESTINY MANAGEMENT, INC.
TERESA E. DUTT
TERRY FIELDS
G & G LIMITED
H6 HOLDINGS, LLC
HANLEY PETROLEUM, INC.
HERRICKS OIL CO.
JOHN A. MILLS INVESTMENTS, INC.
DANNY W. JONES
EUGENE KAYSER
LHAH PROPERTIES, LLC
DAVID W. LOGAN
MBR OIL & GAS #1, LTD.
ALLISON PAIGE MICHIE TRUST
BRIAN DAVID MICHIE TRUST
EARL H. MICHIE, JR.
OSADO OIL & GAS, LTD.

MARK OWEN
OWEN ENERGY, INC.
PARSLEY RESOURCES, INC.
PRIMITIVE PETROLEUM, INC.
R C ADVENTURES
REALMAC PARTNERS, LTD.
ROBBY KOHUTEK, INC.
JARVIS J. SLADE
STERLING ENERGY
TERRACE PETROLEUM CORPORATION
TPC FUND I
LEE. F. WOOD, JR.
LESLIE WOOD
JAMES B. WOODARD
RICK YADON

By:		Terrace Petroleum Corporation
As Agent and Attorney-in-Fact

	By:	/s/ EARL H. MICHIE, JR.

Earl H. Michie, Jr., President

BUYER:

COG OPERATING LLC

By:		/s/ TIMOTHY A. LEACH

Timothy A. Leach
Chief Executive Officer